EXHIBIT 99.2

Quarterly Supplemental Information
December 31, 2019

Corporate Headquarters	Institutional Analyst Contact	Investor Relations
5565 Glenridge Connector, Suite 450	Telephone: 770.418.8592	Telephone: 866.354.3485
Atlanta, GA 30342	research.analysts@piedmontreit.com	investor.services@piedmontreit.com
Telephone: 770.418.8800		www.piedmontreit.com

Piedmont Office Realty Trust, Inc.
Quarterly Supplemental Information

Notice to Readers:
Please refer to page 44 for a discussion of important risks related to the business of Piedmont Office Realty Trust, Inc., as well as an investment in its securities, including risks that could cause actual results and events to differ materially from results and events referred to in the forward-looking information. Considering these risks, uncertainties, assumptions, and limitations, the forward-looking statements about leasing, financial operations, leasing prospects, acquisitions, dispositions, etc. contained in this quarterly supplemental information report may differ from actual results.

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation. In addition, many of the schedules herein contain rounding to the nearest thousands or millions and, therefore, the schedules may not total due to this rounding convention.
To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this report contains certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI, Property NOI, EBITDAre and Core EBITDA. Definitions and reconciliations of these non-GAAP measures to their most comparable GAAP metrics are included beginning on page 38. Each of the non-GAAP measures included in this report has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this report may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this report from time to time in light of its then existing operations.

In certain presentations herein, the Company has provided disaggregated financial and operational data (for example, some pieces of information are displayed by geography, industry, or lease expiration year) for informational purposes for readers; however, regardless of the various presentation approaches taken herein, we continue to evaluate and utilize our consolidated financial results in making operating decisions, allocating resources, and assessing our performance.

Piedmont Office Realty Trust, Inc.
Corporate Data

Piedmont Office Realty Trust, Inc. (also referred to herein as "Piedmont" or the "Company") (NYSE: PDM) is an owner, manager, developer, redeveloper and operator of high-quality, Class A office properties in select sub-markets located primarily within seven major Eastern U.S. office markets. Its geographically-diversified, approximately $5 billion portfolio is comprised of approximately 17 million square feet (as of the date of release of this report). The Company is a fully-integrated, self-managed real estate investment trust ("REIT") with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s and Moody’s. At the end of the fourth quarter of 2019, over 60% of the Company's portfolio was Energy Star certified and approximately 35% was LEED certified. Piedmont is headquartered in Atlanta, GA.

This data supplements the information provided in our reports filed with the Securities and Exchange Commission and should be reviewed in conjunction with such filings.

	As of	As of
	December 31, 2019	December 31, 2018
Number of consolidated in-service office properties (1)	54	54
Rentable square footage (in thousands) (1)	16,046	16,208
Percent leased (2)	91.2%	93.3%
Capitalization (in thousands):
Total debt - principal amount outstanding (excludes premiums, discounts, and deferred financing costs)	$1,488,687	$1,694,706
Equity market capitalization (3)	$2,797,423	$2,150,764
Total market capitalization (3)	$4,286,110	$3,845,470
Total debt / Total market capitalization (3)	34.7%	44.1%
Average net debt to Core EBITDA	5.4 x	5.8 x
Total debt / Total gross assets	32.5%	36.2%
Common stock data:
High closing price during quarter	$22.44	$18.90
Low closing price during quarter	$20.32	$16.49
Closing price of common stock at period end	$22.24	$17.04
Weighted average fully diluted shares outstanding during quarter (in thousands)	126,359	128,811
Shares of common stock issued and outstanding at period end (in thousands)	125,783	126,219
Annual regular dividend per share (4)	$0.84	$0.84
Rating / Outlook:
Standard & Poor's	BBB / Stable	BBB / Stable
Moody's	Baa2 / Stable	Baa2 / Stable
Employees	134	134

(1)	As of December 31, 2019, our consolidated office portfolio consisted of 54 properties (exclusive of one 487,000 square foot property that was taken out of service for redevelopment on January 1, 2018, Two Pierce Place in Itasca, IL), compared to 54 properties at December 31, 2018. During the first quarter of 2019, the Company sold One Independence Square, a 334,000 square foot office building located in Washington, DC. During the second quarter of 2019, the Company acquired Galleria 100, a 414,000 square foot office building, along with a 1.5 acre developable land parcel, located in Atlanta, GA. During the third quarter of 2019, the Company sold The Dupree, a 138,000 square foot office building located in Atlanta, GA, and we acquired Galleria 400 and Galleria 600, two office buildings comprised of 864,000 square feet in total, along with a 10.2 acre developable land parcel, located in Atlanta, GA. During the fourth quarter of 2019, the Company sold 500 West Monroe Street, a 967,000 square foot office building located in Chicago, IL.
(2)
Calculated as square footage associated with commenced leases plus square footage associated with executed but uncommenced leases for vacant spaces, divided by total rentable square footage, all as of the relevant date, expressed as a percentage. This measure is presented for our consolidated office properties and, since January 1, 2018, it has excluded one out of service property. Please refer to page 26 for additional analyses regarding Piedmont's leased percentage.

(3)	Reflects common stock closing price, shares outstanding and outstanding debt as of the end of the reporting period, as appropriate.
(4)	Total of the regular dividends per share for which record dates occurred over the prior four quarters.

Piedmont Office Realty Trust, Inc.
Investor Information

Corporate
5565 Glenridge Connector, Suite 450
Atlanta, Georgia 30342
770.418.8800
www.piedmontreit.com

Executive Management

C. Brent Smith	Robert E. Bowers	Edward H. Guilbert, III	Christopher A. Kollme
Chief Executive Officer, President	Chief Financial and Administrative Officer	Executive Vice President, Finance,	Executive Vice President,
and Director	and Executive Vice President	Assistant Secretary and Treasurer	Finance & Strategy
Investor Relations Contact

Laura P. Moon	Joseph H. Pangburn	Thomas R. Prescott	Alex Valente
Chief Accounting Officer and	Executive Vice President,	Executive Vice President,	Executive Vice President,
Senior Vice President	Southwest Region	Midwest Region	Southeast Region

George Wells	Robert K. Wiberg
Executive Vice President,	Executive Vice President,
Real Estate Operations	Northeast Region and Head of Development

Board of Directors

Frank C. McDowell	Dale H. Taysom	Kelly H. Barrett	Wesley E. Cantrell
Director, Chairman of the Board of Directors,	Director, Vice Chairman of the	Director, Chair of the Audit Committee,	Director, Chair of the Governance
Chair of the Compensation Committee, and	Board of Directors, and Member of the	and Member of the Governance Committee	Committee, and Member of the
Member of the Audit and Governance Committees	Audit and Capital Committees		Compensation Committee

Barbara B. Lang	Donald A. Miller, CFA	C. Brent Smith	Jeffery L. Swope
Director and Member of the Compensation	Director	Chief Executive Officer, President	Director, Chair of the Capital
and Governance Committees		and Director	Committee, and Member of the
Compensation Committee

Transfer Agent	Corporate Counsel

Computershare	King & Spalding
P.O. Box 30170	1180 Peachtree Street, NE
College Station, TX 77842-3170	Atlanta, GA 30309
Phone: 866.354.3485	Phone: 404.572.4600

Piedmont Office Realty Trust, Inc.
Financial Highlights
As of December 31, 2019

Financial Results (1)

Net income attributable to Piedmont for the quarter ended December 31, 2019 was $162.5 million, or $1.29 per share (diluted), compared to $45.4 million, or $0.35 per share (diluted), for the same quarter in 2018. Net income attributable to Piedmont for the twelve months ended December 31, 2019 was $229.3 million, or $1.82 per share (diluted), compared to $130.3 million, or $1.00 per share (diluted), for the same period in 2018. The increase in net income attributable to Piedmont for the three months and the twelve months ended December 31, 2019 when compared to the same periods in 2018 was principally due to the larger amount of net gains on the sales of assets in 2019 when compared to 2018, partially offset by an impairment loss recorded in the fourth quarter of 2019, higher amortization expense in 2019 when compared to 2018 attributable to over $470 million of acquisitions completed since the beginning of 2018, and higher general and administrative expenses in 2019 (discussed below).

Funds from operations (FFO) for the quarter ended December 31, 2019 was $58.6 million, or $0.46 per share (diluted), compared to $57.9 million, or $0.45 per share (diluted), for the same quarter in 2018. FFO for the twelve months ended December 31, 2019 was $222.9 million, or $1.77 per share (diluted), compared to $225.0 million, or $1.72 per share (diluted), for the same period in 2018. The change in dollar amount of FFO for the three months and the twelve months ended December 31, 2019 when compared to the same periods in 2018 was principally the result of growth in rental income attributable to increased average commenced occupancy in 2019 when compared to 2018 largely offset by higher general and administrative expenses in 2019 resulting from a) retirement and separation expenses incurred during the second quarter of 2019 associated with the retirement on June 30 of two senior officers, including our former Chief Executive Officer, and b) higher non-cash long-term performance incentive compensation accruals associated with the Company's total shareholder return outperformance relative to peers during the periods.

Core funds from operations (Core FFO) for the quarter ended December 31, 2019 was $58.6 million, or $0.46 per share (diluted), compared to $57.9 million, or $0.45 per share (diluted), for the same quarter in 2018. Core FFO for the twelve months ended December 31, 2019 was $226.1 million, or $1.79 per share (diluted), compared to $226.6 million, or $1.73 per share (diluted), for the same period in 2018. The changes in dollar amount of Core FFO for the three months and the twelve months ended December 31, 2019 when compared to the same periods in 2018 was largely the result of the items described above for changes in FFO.

All of the per share results for the three months and the twelve months ended December 31, 2019 were positively influenced by the Company's repurchases of common stock since the beginning of 2018, amounting to approximately 17.2 million shares, or about $314 million, funded through asset dispositions. No shares were repurchased during the fourth quarter of 2019.

Adjusted funds from operations (AFFO) for the quarter ended December 31, 2019 was $34.9 million, compared to $40.7 million for the same quarter in 2018. AFFO for the twelve months ended December 31, 2019 was $165.7 million, compared to $171.5 million for the same period in 2018. The decrease in AFFO for the three months and the twelve months ended December 31, 2019 when compared to the same periods in 2018 was primarily due to a larger amount of recently executed leases and the corresponding increase in non-incremental capital expenditures in 2019.

Operations and Leasing

As of December 31, 2019, Piedmont had 54 in-service office properties located primarily in seven major office markets in the eastern portion of the United States and one, 487,000 square foot redevelopment property located in Chicago. This redevelopment property is excluded from Piedmont's in-service operating portfolio for the purposes of statistical reporting throughout this supplemental report. For additional information regarding this redevelopment project, please refer to page 37 of this report.

On a square footage leased basis, our total in-service office portfolio was 91.2% leased as of December 31, 2019, as compared to 91.9% at September 30, 2019 and 93.3% at December 31, 2018. The reduction in leased percentage was primarily influenced by asset transactions completed in 2019 whereby the Company sold assets that were more highly leased on average than those that it acquired, as well as increased vacancy at 1155 Perimeter Center West in Atlanta, GA. Please refer to page 26 for additional leased percentage information.

The weighted average remaining lease term of our in-service portfolio was 7.0 years(2) as of December 31, 2019 as compared to 6.6 years at December 31, 2018. Our weighted average adjusted Annualized Lease Revenue(3) per square foot for our in-service portfolio was $35.43 as of December 31, 2019.

(1)
FFO, Core FFO and AFFO are supplemental non-GAAP financial measures. See page 38 for definitions of these non-GAAP financial measures, and pages 14 and 40 for reconciliations of FFO, Core FFO and AFFO to Net Income.

(2)
Remaining lease term (after taking into account leases for vacant spaces which had been executed but not commenced as of December 31, 2019) is weighted based on Annualized Lease Revenue, as defined on page 38.

(3)	Annualized Lease Revenue is adjusted for buildings at which tenants pay operating expenses directly to include such operating expenses as if they were paid by the Company and reimbursed by the tenants as under a typical net lease structure, thereby incorporating the effective gross rental rate for those buildings.

During the three months ended December 31, 2019, the company completed approximately 867,000 square feet of leasing activity. Of the total leasing activity completed during the quarter, we signed new tenant leases for approximately 131,000 square feet. During the twelve months ended December 31, 2019, the Company completed approximately 2,270,000 square feet of leasing activity, of which approximately 698,000 square feet was related to new tenant leases. The average committed capital for tenant improvements and leasing commissions per square foot per year of lease term for all leasing activity completed during the twelve months ended December 31, 2019 (net of commitment expirations during the period) was $5.86 (see page 32).

The 2019 leasing results include one very large lease renewal and expansion. In October 2019, the Commissioner of General Services of the State of New York executed an approximately 20-year lease renewal and expansion for the State of New York comprised of roughly 520,000 square feet at 60 Broad Street in New York, NY. The lease was executed at compelling economics, including a large accrual-basis roll up in rent when comparing the expired lease's accrual rent to the new lease's accrual rent and no downtime.

Of the 867,000 square feet of leases executed during the three months ended December 31, 2019, nine leases were greater than 15,000 square feet at our consolidated office properties. Information on those leases is set forth below.

Tenant	Property	Market	Square Feet Leased	Expiration Year	Lease Type
State of New York	60 Broad Street	New York	521,097	2039 (1)	Renewal / Expansion
Orange County (Florida) Government	200 South Orange Avenue	Orlando	49,307	2025	Renewal
Cherne Contracting Corporation	Norman Pointe I	Minneapolis	32,151	2027	New
Leidos, Inc.	400 Virginia Avenue	Washington, DC	27,396	2031	Renewal / Contraction
Foundry Commercial, LLC	CNL Center II	Orlando	23,711	2025	New
Drees Custom Homes, LP	161 Corporate Center	Dallas	17,960	2026	Renewal
Crawford Investment Counsel, Inc.	Galleria 600	Atlanta	16,504	2026	Renewal / Expansion
Konica Minolta Business Solutions USA, Inc.	Two Pierce Place	Chicago	16,393	2025	Renewal
Southern Communications Services, Inc.	Glenridge Highlands One	Atlanta	16,016	2026	Renewal / Contraction

At the end of the fourth quarter of 2019, there was one tenant whose lease individually contributed greater than 1% in Annualized Lease Revenue expiring during the eighteen month period following December 31, 2019. Information regarding the leasing status of the space associated with this tenant's lease is presented below.

Tenant	Property	Property Location	Net Square Footage Expiring	Net Percentage of Current Quarter Annualized Lease Revenue Expiring (%)	Expiration	Current Leasing Status
City of New York	60 Broad Street	New York, NY	313,022	2.3%	Q2 2020	The Company is in advanced discussions with the tenant regarding a long-term lease renewal.

Future Lease Commencements and Abatements

As of December 31, 2019, our overall leased percentage was 91.2% and our economic leased percentage was 85.5%. The difference between overall leased percentage and economic leased percentage is attributable to two factors:

1)leases which have been contractually entered into for currently vacant spaces but have not yet commenced (amounting to 347,836 square feet of leases as of December 31, 2019, or 2.2% of the portfolio); and
2)leases which have commenced but are within rental abatement periods (amounting to 660,491 square feet of leases as of December 31, 2019, or a 3.5% impact to leased percentage on an economic basis).

(1)	Approximately 35,000 square feet will expire in 2024.

The gap between reported leased percentage and economic leased percentage will fluctuate over time as (1) new leases are signed for vacant spaces, (2) abatements associated with existing or newly executed leases commence and expire (see below for more detail on existing large leases with abatements; the gap this quarter being heavily influenced by the Transocean lease for 301,000 square feet of space under abatement at Enclave Place in Houston, TX, attributable for 1.9% of the 5.7% gap), and/or (3) properties are bought and sold. Consequently, the absolute level of economic leased percentage and its growth over time are the primary management metrics and not the spread between the reported and economic leased percentages at any one point in time. As additional leasing is completed for vacant space and the overall portfolio leased percentage increases, the economic leased percentage will naturally follow as new leases commence and any related abatement periods expire. Since the beginning of 2014, the reported leased percentage has increased approximately 5% and the economic leased percentage has increased approximately 12%.

Piedmont has leases with many large corporate office space users. The average size of lease in the Company's portfolio is approximately 20,000 square feet. Due to the large size and length of term of new leases, Piedmont typically signs leases several months in advance of their anticipated lease commencement dates. Presented below is a schedule of uncommenced leases greater than 50,000 square feet and their anticipated commencement dates. Lease renewals are excluded from this schedule.

Tenant	Property	Property Location	Square Feet Leased	Space Status	Estimated Commencement Date	New / Expansion
WeWork Companies Inc.	200 South Orange Avenue	Orlando, FL	73,380	Vacant	Q4 2020 (1)	New
WeWork Companies Inc.	1155 Perimeter Center West	Atlanta, GA	71,821	Vacant	Q1 2020	New
Gartner, Inc.	6031 Connection Drive	Irving, TX	54,920	Vacant	Q2 2020 (27,150 SF) Q1 2021 (27,770 SF)	New
salesforce.com (formerly Demandware, Inc.)	5 Wall Street	Burlington, MA	51,913	Not Vacant	Q3 2021	New

New leases frequently provide rental abatement concessions to tenants and these abatements typically occur at the beginning of the leases. The currently reported cash net operating income and AFFO understate the Company's long-term cash generation ability from existing signed leases due to several leases being in abatement periods. Presented below are two schedules related to abatements. The first is a schedule of leases with abatements of 50,000 square feet or greater that expired during the fourth quarter of 2019, and the second is a schedule of leases with abatements of 50,000 square feet or greater that are either currently under abatement or will be so within the next twelve months.

Abatements Expired During the Quarter

Tenant	Property	Property Location	Abated Square Feet	Lease Commencement Date	Abatement Period Expired During Current Quarter	Lease Expiration
VMware, Inc.	1155 Perimeter Center West	Atlanta, GA	50,442	Q3 2019	October and November 2019	Q3 2027
Norris McLaughlin, P.A.	400 Bridgewater Crossing	Bridgewater, NJ	61,642	Q4 2016	November and December 2019	Q4 2029

Current / Future Abatements (2)

Tenant	Property	Property Location	Abated Square Feet	Lease Commencement Date	Remaining Abatement Schedule	Lease Expiration
Transocean Offshore Deepwater Drilling, Inc.	Enclave Place	Houston, TX	300,906	Q4 2019 (3)	July 2019 through April 2021 (3)	Q2 2036
WeWork Companies Inc.	1155 Perimeter Center West	Atlanta, GA	71,821	Q1 2020	January through March 2020	Q3 2035
VMware, Inc.	1155 Perimeter Center West	Atlanta, GA	50,442	Q3 2019	January and February 2020	Q3 2027

(1)	In the construction permitting process, the tenant has been required by the local government to make modifications to its space plans that have resulted in a delay of the receipt of construction permits. The delay in the construction process has resulted in a revised estimated commencement date for the lease.
(2)	The State of New York lease does not contain any rental abatement provisions. The tenant's space will be reconstructed over a period of approximately four years. During the construction period, the tenant will not be required to pay rental charges for certain spaces that are under construction and not usable by the tenant. The amount of space for which the tenant will not be required to pay rent will vary over time and is expected to average approximately 80,000 square feet over the construction time period.
(3)	While GAAP revenue recognition commenced during Q4 2019 after the substantial completion of the tenant's improvements to the space, the rental abatement period began July 2019 (at the commencement of the contracted lease period).

Financing and Capital Activity

Among Piedmont's stated strategic objectives is to harvest capital through the disposition of non-core assets and assets in which the Company believes full value potential during its ownership has been reached and to use the sale proceeds to:
•invest in real estate assets with higher overall return prospects and/or strategic merits in one of our identified operating markets where we have a significant operating presence with a competitive advantage and that otherwise meet our strategic criteria;
•reduce leverage levels by repaying outstanding debt; and/or
•repurchase Company stock when it is believed to be trading at a significant discount to NAV.
Information on the Company's recent accomplishments in furtherance of its strategic objectives is presented below.

Dispositions
On October 28, 2019, Piedmont completed the sale of 500 West Monroe Street, a 967,000 square foot, 100% leased, 46-story, trophy office building located in the West Loop of downtown Chicago, IL, for $412 million, or approximately $426 per square foot. The Company acquired the building through a UCC foreclosure in 2011 at an implied valuation of approximately  $227.5 million. The Company successfully released substantially all of the space in the building, bringing it to full occupancy and creating significant value for its shareholders. The Company recorded a gain of approximately $158 million from the sale of the asset. For federal tax purposes, the majority of the sale proceeds were deemed reinvested during the second and third quarters into Galleria 100, Galleria 400 and Galleria 600 through reverse 1031 exchange investment structures; and, as a result, a special dividend distribution was not required despite the large gain realized from the transaction. The Company used funds drawn from its line of credit to purchase Galleria 400 and Galleria 600 in the third quarter of 2019 in advance of the sale of 500 West Monroe Street. Once proceeds from the sale of 500 West Monroe Street were available in the fourth quarter of 2019, the Company paid down a significant portion of the outstanding balance on its revolving line of credit.

Acquisitions
There were no acquisitions completed during the quarter ended December 31, 2019.

Information regarding property transaction activity effected after the end of the fourth quarter of 2019 can be found under the Subsequent Events heading below. For additional information on acquisitions and dispositions completed over the previous eighteen months, please refer to page 36.

Development / Redevelopment
During the fourth quarter of 2018, the Company substantially completed the construction phase of a $14 million redevelopment at Two Pierce Place in Itasca, IL. The project included a renovation of the property's lobby and exterior plaza, an elevator modernization, the enhancement and addition of building amenities, and the acquisition and improvement of additional land to increase the building's parking ratio. The building is currently in the lease-up phase of the redevelopment project; therefore, due to its redevelopment status, this property is excluded from Piedmont's in-service operating portfolio for the purposes of statistical reporting throughout this supplemental report. Beginning January 1, 2020, Two Pierce Place will be added back to the in-service portfolio and included in the statistical reporting on the portfolio.

During the third quarter of 2019, Piedmont completed the construction of an $8.5 million tenant-only amenity center at US Bancorp Center in Minneapolis, MN. The amenity center, with approximately 24-foot ceilings and large-windowed views of the downtown skyline, is located on the thirty-first floor of the building in former storage space and provides to tenants a full fitness center, a lounge and conference rooms. The project was completed on schedule and within budget.

During the fourth quarter of 2019, Piedmont commenced an approximately $18.5 million redevelopment of 200 South Orange Avenue in Orlando, FL. The project will allow the Company to reposition the property, creating a premier environment for downtown office tenants - vibrant, inviting, communal and modern. The redevelopment plan includes a reimagined lobby and entry experience, an energized and redesigned outdoor park, the addition of a food hall and restaurant, an upgraded conference center, a tenant lounge, and a new crown lighting system. As of December 31, 2019, the project remained on schedule and within budget.

Additional detail on the Company's developable land parcels, all of which are located adjacent to existing Piedmont properties, as well as information on its redevelopment project, can be found on page 37.

Finance
As of December 31, 2019, our ratio of total debt to total gross assets was 32.5%, and the same measure at December 31, 2018 was 36.2%. This debt ratio is based on total principal amount outstanding for our various loans as of the relevant measurement date.

As of December 31, 2019, our average net debt to Core EBITDA ratio was 5.4 x, and the same measure at December 31, 2018 was 5.8 x.

Stock Repurchase Program
No repurchases of the Company's common stock were completed during the fourth quarter of 2019. During 2018, the Company repurchased approximately 16.5 million shares at an average price of $18.28 per share, or approximately $301.5 million in aggregate (before the consideration of transaction costs) and, during 2019, it repurchased approximately 0.7 million shares at an average price of $17.14 per share, or approximately $12.5 million in aggregate (before the consideration of transaction costs). As of quarter end, Board-approved capacity remaining for additional repurchases totaled approximately $74.1 million under the stock repurchase plan. Repurchases of stock under the program are made at the Company's discretion and are dependent on market conditions, the discount to estimated net asset value, other investment opportunities and other factors that the Company deems relevant.

Dividend
On October 30, 2019, the Board of Directors of Piedmont declared a dividend for the fourth quarter of 2019 in the amount of $0.21 per common share outstanding to stockholders of record as of the close of business on November 29, 2019. The dividend was paid on January 3, 2020. The Company's dividend payout percentage (based upon record date) for the twelve months ended December 31, 2019 was 47% of Core FFO and 63% of AFFO.

Subsequent Events
On February 3, 2020, Piedmont entered into a binding contract for the purchase of a 1.4 million square foot, high quality, Class A office project in the Dallas market for approximately $400 million. The project is expected to generate greater than an 8% annual accrual-basis yield. The acquisition of the project will allow the Company to present prospective tenants in Dallas with a full spectrum of space offerings, as well as capture additional marketing and operating synergies with the Company's existing 2.1 million square foot Dallas portfolio. Piedmont intends to initially fund the acquisition using its available line of credit capacity; however, the acquisition of the project is anticipated to be funded ultimately by proceeds received from the disposition of 1901 Market Street in Philadelphia, PA. Similar to several recently completed transactions, the Company expects to complete the acquisition of the Dallas project through a reverse 1031 exchange investment structure.
On February 4, 2020, the Board of Directors of Piedmont declared a dividend for the first quarter of 2020 in the amount of $0.21 per common share outstanding to stockholders of record as of the close of business on February 28, 2020. The dividend is expected to be paid on March 20, 2020.

Guidance for 2020

The following financial guidance for calendar year 2020 is based upon management's expectations at this time, including the anticipated acquisition of the Dallas project referenced above and the related anticipated disposition of 1901 Market Street in Philadelphia, PA. This financial guidance does not include the potential effects of any additional acquisition or disposition activity that may be completed during the year, nor does it include estimates for any gains or losses that may be incurred as a result of the potential sale of 1901 Market Street.

	Low		High
Net Income	$43 million	to	$47 million
Add:
Depreciation	115 million	to	120 million
Amortization	82 million	to	85 million
NAREIT Funds from Operations and Core Funds from Operations applicable to Common Stock	$240 million		$252 million
NAREIT Funds from Operations and Core Funds from Operations per diluted share	$1.90	to	$2.00

These estimates reflect management’s view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of lease commencements and expirations, abatement periods, repairs and maintenance expenses, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expenses, and one-time revenue or expense events. In addition, the Company’s guidance is based on information available to management as of the date of this supplemental report.

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
Unaudited (in thousands)

	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Assets:
Real estate, at cost:
Land assets	$506,389	$506,440	$480,489	$470,379	$470,432
Buildings and improvements	3,122,795	3,099,177	2,917,089	2,853,193	2,839,640
Buildings and improvements, accumulated depreciation	(797,573)	(772,122)	(753,531)	(740,535)	(718,070)
Intangible lease asset	159,183	165,854	172,212	162,509	165,067
Intangible lease asset, accumulated amortization	(78,204)	(77,483)	(92,881)	(91,235)	(87,391)
Construction in progress	29,920	13,866	13,231	13,225	15,848
Real estate assets held for sale, gross	—	274,673	274,614	274,538	433,544
Real estate assets held for sale, accumulated depreciation & amortization	—	(61,579)	(59,133)	(56,577)	(102,476)
Total real estate assets	2,942,510	3,148,826	2,952,090	2,885,497	3,016,594
Cash and cash equivalents	13,545	10,284	7,748	4,625	4,571
Tenant receivables	8,226	10,091	10,494	11,693	10,800
Straight line rent receivable	151,118	147,197	145,399	141,545	136,762
Escrow deposits and restricted cash	1,841	1,820	1,480	1,433	1,463
Prepaid expenses and other assets	25,427	27,143	32,564	22,935	24,691
Goodwill	98,918	98,918	98,918	98,918	98,918
Interest rate swap	—	—	10	554	1,199
Deferred lease costs, gross	457,453	441,106	425,394	411,733	413,117
Deferred lease costs, accumulated amortization	(182,281)	(173,490)	(188,847)	(185,867)	(176,919)
Other assets held for sale, gross	—	47,923	47,609	47,458	70,371
Other assets held for sale, accumulated amortization	—	(7,887)	(7,492)	(7,082)	(9,138)
Total assets	$3,516,757	$3,751,931	$3,525,367	$3,433,442	$3,592,429
Liabilities:
Unsecured debt, net of discount	$1,292,374	$1,689,793	$1,472,194	$1,375,646	$1,495,121
Secured debt	189,030	189,451	189,782	190,109	190,351
Accounts payable, accrued expenses, and accrued capital expenditures	143,923	114,812	87,519	74,044	120,711
Deferred income	34,609	27,985	24,641	27,053	28,779
Intangible lease liabilities, less accumulated amortization	32,726	34,970	32,724	33,360	35,708
Interest rate swaps	5,121	6,862	5,549	2,443	839
Other liabilities held for sale	—	7,275	9,983	7,265	8,780
Total liabilities	$1,697,783	$2,071,148	$1,822,392	$1,709,920	$1,880,289
Stockholders' equity:
Common stock	1,258	1,258	1,258	1,256	1,262
Additional paid in capital	3,686,398	3,685,504	3,687,881	3,686,017	3,683,186
Cumulative distributions in excess of earnings	(1,871,375)	(2,007,438)	(1,989,446)	(1,971,184)	(1,982,542)
Other comprehensive loss	967	(283)	1,530	5,667	8,462
Piedmont stockholders' equity	1,817,248	1,679,041	1,701,223	1,721,756	1,710,368
Non-controlling interest	1,726	1,742	1,752	1,766	1,772
Total stockholders' equity	1,818,974	1,680,783	1,702,975	1,723,522	1,712,140
Total liabilities, redeemable common stock and stockholders' equity	$3,516,757	$3,751,931	$3,525,367	$3,433,442	$3,592,429
Common stock outstanding at end of period	125,783	125,783	125,783	125,597	126,219

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended
	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018
Revenues:
Rental income (1)	$106,742	$105,207	$102,637	$103,659	$107,387
Tenant reimbursements (1)	22,950	25,372	22,831	22,507	24,532
Property management fee revenue	579	405	422	1,992	391
Other property related income	3,882	4,437	4,778	4,778	4,875
	134,153	135,421	130,668	132,936	137,185
Expenses:
Property operating costs	52,582	54,613	52,380	51,805	55,163
Depreciation	26,011	27,131	26,348	26,525	26,844
Amortization	21,000	19,505	18,461	17,700	16,477
Impairment loss on real estate assets	7,000	1,953	—	—	—
General and administrative	8,159	7,950	12,418	9,368	8,226
	114,752	111,152	109,607	105,398	106,710
Other income / (expense):
Interest expense	(14,844)	(16,145)	(15,112)	(15,493)	(15,729)
Other income / (expense)	279	263	752	277	158
Gain / (loss) on sale of real estate (2)	157,640	32	1,451	37,887	30,505
Net income	162,476	8,419	8,152	50,209	45,409
Less: Net (income) / loss attributable to noncontrolling interest	2	3	1	(1)	1
Net income attributable to Piedmont	$162,478	$8,422	$8,153	$50,208	$45,410
Weighted average common shares outstanding - diluted	126,359	126,240	126,491	126,181	128,811
Net income per share available to common stockholders - diluted	$1.29	$0.07	$0.06	$0.40	$0.35
Common stock outstanding at end of period	125,783	125,783	125,783	125,597	126,219

(1)	The presentation method used for this line is not in conformance with GAAP. To be in conformance with the current GAAP standard, the Company would need to combine amounts presented on the rental income line with amounts presented on the tenant reimbursements line and present that aggregated figure on one line entitled "rental and tenant reimbursement income." The amounts presented on this line were determined based upon the Company's interpretation of the rental charges and billing method provisions in each of the Company's lease documents.
(2)	The gain on sale of real estate reflected in the fourth quarter of 2019 was nearly fully related to the sale of 500 West Monroe Street in Chicago, IL. The gain on sale of real estate reflected in the first quarter of 2019 was primarily related to the sale of One Independence Square in Washington, DC, on which the Company recorded a total gain of $33.2 million. The gain on sale of real estate reflected in the fourth quarter of 2018 was primarily related to the sale of 800 North Brand Boulevard in Glendale, CA, on which the Company recorded a $30.4 million gain.

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended				Twelve Months Ended
	12/31/2019	12/31/2018	Change ($)	Change (%)	12/31/2019	12/31/2018	Change ($)	Change (%)
Revenues:
Rental income (1)	$106,742	$107,387	$(645)	(0.6)%	$418,245	$411,667	$6,578	1.6%
Tenant reimbursements (1)	22,950	24,532	(1,582)	(6.4)%	93,660	92,743	917	1.0%
Property management fee revenue	579	391	188	48.1%	3,398	1,450	1,948	134.3%
Other property related income	3,882	4,875	(993)	(20.4)%	17,875	20,107	(2,232)	(11.1)%
	134,153	137,185	(3,032)	(2.2)%	533,178	525,967	7,211	1.4%
Expenses:
Property operating costs	52,582	55,163	2,581	4.7%	211,380	209,338	(2,042)	(1.0)%
Depreciation	26,011	26,844	833	3.1%	106,015	107,956	1,941	1.8%
Amortization	21,000	16,477	(4,523)	(27.5)%	76,666	63,295	(13,371)	(21.1)%
Impairment loss on real estate assets	7,000	—	(7,000)	(100.0)%	8,953	—	(8,953)	(100.0)%
General and administrative	8,159	8,226	67	0.8%	37,895	29,713	(8,182)	(27.5)%
	114,752	106,710	(8,042)	(7.5)%	440,909	410,302	(30,607)	(7.5)%
Other income / (expense):
Interest expense	(14,844)	(15,729)	885	5.6%	(61,594)	(61,023)	(571)	(0.9)%
Other income / (expense)	279	158	121	76.6%	1,571	1,638	(67)	(4.1)%
Gain / (loss) on extinguishment of debt	—	—	—		—	(1,680)	1,680	100.0%
Gain / (loss) on sale of real estate (2)	157,640	30,505	127,135	416.8%	197,010	75,691	121,319	160.3%
Net income	162,476	45,409	117,067	257.8%	229,256	130,291	98,965	76.0%
Less: Net (income) / loss attributable to noncontrolling interest	2	1	1	100.0%	5	5	—	—%
Net income attributable to Piedmont	$162,478	$45,410	$117,068	257.8%	$229,261	$130,296	$98,965	76.0%
Weighted average common shares outstanding - diluted	126,359	128,811			126,182	130,636
Net income per share available to common stockholders - diluted	$1.29	$0.35			$1.82	$1.00
Common stock outstanding at end of period	125,783	126,219			125,783	126,219

(1)	The presentation method used for this line is not in conformance with GAAP. To be in conformance with the current GAAP standard, the Company would need to combine amounts presented on the rental income line with amounts presented on the tenant reimbursements line and present that aggregated figure on one line entitled "rental and tenant reimbursement income." The amounts presented on this line were determined based upon the Company's interpretation of the rental charges and billing method provisions in each of the Company's lease documents.
(2)	The gain on sale of real estate for the three months ended December 31, 2019 was nearly fully related to the sale of 500 West Monroe Street in Chicago, IL. The gain on sale of real estate for the twelve months ended December 31, 2019 was primarily related to the aforementioned sale of 500 West Monroe Street, along with the sale of One Independence Square in Washington, DC, in the first quarter of 2019 on which the Company recorded a total gain of $33.2 million. The gain on sale of real estate for the three months ended December 31, 2018 was primarily related to the sale of 800 North Brand Boulevard in Glendale, CA, on which the Company recorded a $30.4 million gain. The gain on sale of real estate for the twelve months ended December 31, 2018 was primarily related to the aforementioned sale of 800 North Brand Boulevard, along with a total of $45.3 million in gains related to certain assets within the 14-property portfolio sale that closed at the beginning of 2018.

Piedmont Office Realty Trust, Inc.
Key Performance Indicators
Unaudited (in thousands except for per share data)

This section of our supplemental report includes non-GAAP financial measures, including, but not limited to, Earnings Before Interest, Taxes, Depreciation, and Amortization for real estate (EBITDAre), Core Earnings Before Interest, Taxes, Depreciation, and Amortization (Core EBITDA), Funds from Operations (FFO), Core Funds from Operations (Core FFO), and Adjusted Funds from Operations (AFFO). Definitions of these non-GAAP measures are provided on page 38 and reconciliations are provided beginning on page 40.

Three Months Ended
Selected Operating Data	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018

Percent leased (1)	91.2%	91.9%	92.6%	93.3%	93.3%
Percent leased - economic (1) (2)	85.5%	86.4%	85.9%	85.9%	86.8%
Total revenues	$134,153	$135,421	$130,668	$132,936	$137,185
Net income attributable to Piedmont	$162,478	$8,422	$8,153	$50,208	$45,410
Core EBITDA	$73,671	$73,100	$69,774	$72,018	$73,932
Core FFO applicable to common stock	$58,591	$56,743	$54,451	$56,315	$57,949
Core FFO per share - diluted	$0.46	$0.45	$0.43	$0.45	$0.45
AFFO applicable to common stock	$34,906	$36,662	$42,370	$51,778	$40,725
Gross regular dividends (3)	$26,415	$26,415	$26,415	$26,375	$26,946
Regular dividends per share (3)	$0.21	$0.21	$0.21	$0.21	$0.21
Selected Balance Sheet Data
Total real estate assets, net	$2,942,510	$3,148,826	$2,952,090	$2,885,497	$3,016,594
Total assets	$3,516,757	$3,751,931	$3,525,367	$3,433,442	$3,592,429
Total liabilities	$1,697,783	$2,071,148	$1,822,392	$1,709,920	$1,880,289
Ratios & Information for Debt Holders
Core EBITDA margin (4)	54.9%	54.0%	53.4%	54.2%	53.9%
Fixed charge coverage ratio (5)	4.7 x	4.3 x	4.4 x	4.4 x	4.5 x
Average net debt to Core EBITDA (6)	5.4	x	6.0	x	5.8	x	5.8	x	5.8	x
Total gross real estate assets	$3,818,287	$4,060,010	$3,857,635	$3,773,844	$3,924,531
Net debt (7)	$1,473,301	$1,874,929	$1,661,060	$1,568,482	$1,688,672

(1)	Please refer to page 26 for additional leased percentage information.
(2)	Economic leased percentage excludes the square footage associated with executed but not commenced leases for currently vacant spaces and the square footage associated with tenants receiving rental abatements (after proportional adjustments for tenants receiving only partial rental abatements). Due to variations in rental abatement structures whereby some abatements are provided for the first few months of each lease year as opposed to being provided entirely at the beginning of the lease, there will be variability to the economic leased percentage over time as abatements commence and expire. Please see the Future Lease Commencements and Abatements section of Financial Highlights for details on near-term abatements for large leases.
(3)	Dividends are reflected in the quarter in which the record date occurred.
(4)	Core EBITDA margin is calculated as Core EBITDA divided by total revenues.
(5)	The fixed charge coverage ratio is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends. The Company had no preferred dividends during any of the periods presented; the Company had capitalized interest of $502,646 for the quarter ended December 31, 2019, $542,505 for the quarter ended September 30, 2019, $562,449 for the quarter ended June 30, 2019, $527,551 for the quarter ended March 31, 2019, and $526,032 for the quarter ended December 31, 2018; the Company had principal amortization of $345,948 for the quarter ended December 31, 2019, $255,303 for the quarter ended September 30, 2019, $251,793 for the quarter ended June 30, 2019, $165,936 for the quarter ended March 31, 2019, and $327,313 for the quarter ended December 31, 2018.
(6)	For the purposes of this calculation, we annualize the period's Core EBITDA and use the average daily balance of debt outstanding during the period, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.
(7)	Net debt is calculated as the total principal amount of debt outstanding minus cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands except for per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018

GAAP net income applicable to common stock	$162,478	$45,410	$229,261	$130,296
Depreciation (1) (2)	25,765	26,582	105,111	107,113
Amortization (1)	20,988	16,462	76,610	63,235
Impairment loss (1)	7,000	—	8,953	—
Loss / (gain) on sale of properties (1)	(157,640)	(30,505)	(197,010)	(75,691)
NAREIT funds from operations applicable to common stock	58,591	57,949	222,925	224,953
Adjustments:
Retirement and separation expenses associated with senior management transition	—	—	3,175	—
Loss / (gain) on extinguishment of debt	—	—	—	1,680
Core funds from operations applicable to common stock	58,591	57,949	226,100	226,633
Adjustments:
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on senior notes	527	522	2,101	2,083
Depreciation of non real estate assets	238	255	872	813
Straight-line effects of lease revenue (1)	(2,974)	(2,491)	(10,411)	(13,980)
Stock-based compensation adjustments	3,081	3,066	5,030	7,528
Amortization of lease-related intangibles (1)	(2,314)	(1,979)	(8,323)	(7,615)
Non-incremental capital expenditures (3)	(22,243)	(16,597)	(49,653)	(44,004)
Adjusted funds from operations applicable to common stock	$34,906	$40,725	$165,716	$171,458

Weighted average common shares outstanding - diluted	126,359	128,811	126,182	130,636

Funds from operations per share (diluted)	$0.46	$0.45	$1.77	$1.72
Core funds from operations per share (diluted)	$0.46	$0.45	$1.79	$1.73

Common stock outstanding at end of period	125,783	126,219	125,783	126,219

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	Excludes depreciation of non real estate assets.
(3)	Non-incremental capital expenditures are defined on page 38.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended		Twelve Months Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Net income attributable to Piedmont	$162,478	$45,410	$229,261	$130,296
Net income / (loss) attributable to noncontrolling interest	(2)	(1)	(5)	(5)
Interest expense (1)	14,844	15,729	61,594	61,023
Depreciation (1)	26,003	26,837	105,985	107,927
Amortization (1)	20,988	16,462	76,610	63,235
Impairment loss (1)	7,000	—	8,953	—
Loss / (gain) on sale of properties (1)	(157,640)	(30,505)	(197,010)	(75,691)
EBITDAre	73,671	73,932	285,388	286,785
Retirement and separation expenses associated with senior management transition	—	—	3,175	—
(Gain) / loss on extinguishment of debt	—	—	—	1,680
Core EBITDA (2)	73,671	73,932	288,563	288,465
General & administrative expenses (1)	8,159	8,226	34,720	29,713
Management fee revenue (3)	(292)	(181)	(2,518)	(712)
Other (income) / expense (1) (4)	(64)	57	(228)	(418)
Straight-line effects of lease revenue (1)	(2,974)	(2,491)	(10,411)	(13,980)
Amortization of lease-related intangibles (1)	(2,314)	(1,979)	(8,323)	(7,615)
Property net operating income (cash basis)	76,186	77,564	301,803	295,453

Deduct net operating (income) / loss from:
Acquisitions (5)	(7,357)	(1,675)	(19,968)	(2,713)
Dispositions (6)	(1,930)	(14,098)	(26,507)	(50,794)
Other investments (7)	(23)	(8)	(1,204)	(1,465)
Same store net operating income (cash basis)	$66,876	$61,783	$254,124	$240,481
Change period over period	8.2%	N/A	5.7%	N/A

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	The Company has historically recognized approximately $2 to $3 million of termination income on an annual basis (over the last 5 years). Given the size of its asset base and the number of tenants with which it conducts business, Piedmont considers termination income of that magnitude to be a normal part of its operations and a recurring part of its revenue stream; however, the recognition of termination income is typically variable between quarters and throughout any given year and is dependent upon when during the year the Company receives termination notices from tenants. During the three months ended December 31, 2019, Piedmont recognized $0.6 million in termination income, as compared with $2.4 million during the same period in 2018. During the twelve months ended December 31, 2019, Piedmont recognized $2.8 million in termination income, as compared with $3.0 million during the same period in 2018.
(3)	Presented net of related operating expenses incurred to earn the revenue; therefore, the information presented on this line will not tie to the data presented on the income statements.
(4)	Figures presented on this line may not tie back to the relevant sources as some activity is attributable to property operations and is, therefore, presented in property net operating income.
(5)	Acquisitions consist of 501 West Church Street in Orlando, FL, purchased on February 23, 2018; 9320 Excelsior Boulevard in Hopkins, MN, purchased on October 25, 2018; 25 Burlington Mall Road in Burlington, MA, purchased on December 12, 2018; Galleria 100 and land in Atlanta, GA, purchased on May 6, 2019; and Galleria 400, Galleria 600 and land in Atlanta, GA, purchased on August 23, 2019.
(6)	Dispositions consist of a 14-property portfolio sold on January 4, 2018 (comprised of 2300 Cabot Drive in Lisle, IL; Windy Point I and II in Schaumburg, IL; Suwanee Gateway One and land in Suwanee, GA; 1200 Crown Colony Drive in Quincy, MA; Piedmont Pointe I and II in Bethesda, MD; 1075 West Entrance Drive and Auburn Hills Corporate Center in Auburn Hills, MI; 5601 Hiatus Road in Tamarac, FL; 2001 NW 64th Street in Ft. Lauderdale, FL; Desert Canyon 300 in Phoenix, AZ; 5301 Maryland Way in Brentwood, TN; and 2120 West End Avenue in Nashville, TN); 800 North Brand Boulevard in Glendale, CA, sold on November 29, 2018; One Independence Square in Washington, D.C., sold on February 28, 2019; The Dupree in Atlanta, GA, sold on September 4, 2019; and 500 West Monroe Street in Chicago, IL, sold on October 28, 2019.
(7)
Other investments consist of active out-of-service redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current and/or prior year reporting periods. Additional information on our land holdings can be found on page 37. The operating results from Two Pierce Place in Itasca, IL, are included in this line item.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

Same Store Net Operating Income (Cash Basis)
Contributions from Strategic Operating Markets	Three Months Ended				Twelve Months Ended
	12/31/2019		12/31/2018		12/31/2019		12/31/2018
	$	%	$	%	$	%	$	%
New York	$10,681	16.0	$10,453	16.9	$44,371	17.5	$44,236	18.4
Boston (1)	9,503	14.2	8,465	13.7	35,567	14.0	32,939	13.7
Washington, D.C. (2)	10,306	15.4	5,850	9.5	35,545	14.0	20,563	8.5
Atlanta (3)	7,815	11.7	8,604	13.9	33,665	13.2	32,546	13.5
Minneapolis (4)	8,387	12.5	8,086	13.1	32,796	12.9	31,046	12.9
Orlando (5)	7,868	11.8	8,777	14.2	31,402	12.4	30,938	12.9
Dallas (6)	7,633	11.4	6,075	9.8	27,424	10.8	26,181	10.9
Other (7)	4,683	7.0	5,473	8.9	13,354	5.2	22,032	9.2
Total	$66,876	100.0	$61,783	100.0	$254,124	100.0	$240,481	100.0

NOTE:	The Company has provided disaggregated financial data for informational purposes for readers; however, regardless of the presentation approach used, we continue to evaluate and utilize our consolidated financial results in making operating decisions, allocating resources, and assessing our performance.
(1)	The increase in Boston Same Store Net Operating Income for the three months and the twelve months ended December 31, 2019 as compared to the same periods in 2018 was primarily due to increased rental income associated with the renewal of the lease for the entirety of both 225 and 235 Presidential Way in Woburn, MA, as well as increased economic occupancy at 5 & 15 Wayside Road in Burlington, MA.
(2)	The increase in Washington, D.C. Same Store Net Operating Income for the three months and the twelve months ended December 31, 2019 as compared to the same periods in 2018 was primarily due to increased economic occupancy at 1201 Eye Street and 400 Virginia Avenue, both located in Washington, D.C., and 4250 North Fairfax Drive, Arlington Gateway, and 3100 Clarendon Boulevard, all located in Arlington, VA. Contributing to the increase in Same Store Net Operating Income for the twelve months ended December 31, 2019 was the recognition of $1.4 million of lease termination income during the first quarter of 2019 at 400 Virginia Avenue in Washington, D.C.
(3)	The decrease in Atlanta Same Store Net Operating Income for the three months ended December 31, 2019 as compared to the same period in 2018 was primarily due to decreased rental income attributable to reduced average occupancy in 2019 at 1155 Perimeter Center West in Atlanta, GA. The increase in Atlanta Same Store Net Operating Income for the twelve months ended December 31, 2019 as compared to the same period in 2018 was primarily related to increased economic occupancy at Galleria 200 in Atlanta, GA.
(4)	The increase in Minneapolis Same Store Net Operating Income for the twelve months ended December 31, 2019 as compared to the same period in 2018 was primarily attributable to increased economic occupancy at US Bancorp Center in Minneapolis, MN, and Crescent Ridge II in Minnetonka, MN.
(5)	The decrease in Orlando Same Store Net Operating Income for the three months ended December 31, 2019 as compared to the same period in 2018 was primarily attributable to lease restructuring income recognized during the fourth quarter of 2018 at 200 South Orange Avenue in Orlando, FL. The increase in Orlando Same Store Net Operating Income for the twelve months ended December 31, 2019 as compared to the same period in 2018 was primarily attributable to increased economic occupancy at 400 TownPark in Lake Mary, FL and CNL Center II in Orlando, FL.
(6)	The increase in Dallas Same Store Net Operating Income for the three months and the twelve months ended December 31, 2019 as compared to the same periods in 2018 was primarily due to increased economic occupancy associated with the cash rent commencement for the majority of a whole-building lease at 6011 Connection Drive as well as the recognition of $0.6 million of lease termination income during the fourth quarter of 2019 at Las Colinas Corporate Center I, both located in Irving, TX.
(7)	The decrease in Other Same Store Net Operating Income for the three months and the twelve months ended December 31, 2019 as compared to the same periods in 2018 was primarily attributable to decreased economic occupancy at 1430 Enclave Parkway in Houston, TX.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Accrual Basis)
Unaudited (in thousands)

	Three Months Ended		Twelve Months Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Net income attributable to Piedmont	$162,478	$45,410	$229,261	$130,296
Net income / (loss) attributable to noncontrolling interest	(2)	(1)	(5)	(5)
Interest expense (1)	14,844	15,729	61,594	61,023
Depreciation (1)	26,003	26,837	105,985	107,927
Amortization (1)	20,988	16,462	76,610	63,235
Impairment loss (1)	7,000	—	8,953	—
Loss / (gain) on sale of properties (1)	(157,640)	(30,505)	(197,010)	(75,691)
EBITDAre	73,671	73,932	285,388	286,785
Retirement and separation expenses associated with senior management transition	—	—	3,175	—
(Gain) / loss on extinguishment of debt	—	—	—	1,680
Core EBITDA (2)	73,671	73,932	288,563	288,465
General & administrative expenses (1)	8,159	8,226	34,720	29,713
Management fee revenue (3)	(292)	(181)	(2,518)	(712)
Other (income) / expense (1) (4)	(64)	57	(228)	(418)
Property net operating income (accrual basis)	81,474	82,034	320,537	317,048

Deduct net operating (income) / loss from:
Acquisitions (5)	(9,150)	(2,011)	(24,124)	(3,663)
Dispositions (6)	(1,942)	(13,082)	(25,325)	(48,678)
Other investments (7)	17	(25)	(1,142)	(1,317)
Same store net operating income (accrual basis)	$70,399	$66,916	$269,946	$263,390
Change period over period	5.2%	N/A	2.5%	N/A

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	The Company has historically recognized approximately $2 to $3 million of termination income on an annual basis (over the last 5 years). Given the size of its asset base and the number of tenants with which it conducts business, Piedmont considers termination income of that magnitude to be a normal part of its operations and a recurring part of its revenue stream; however, the recognition of termination income is typically variable between quarters and throughout any given year and is dependent upon when during the year the Company receives termination notices from tenants. During the three months ended December 31, 2019, Piedmont recognized $0.6 million in termination income, as compared with $2.4 million during the same period in 2018. During the twelve months ended December 31, 2019, Piedmont recognized $2.8 million in termination income, as compared with $3.0 million during the same period in 2018.
(3)	Presented net of related operating expenses incurred to earn the revenue; therefore, the information presented on this line will not tie to the data presented on the income statements.
(4)	Figures presented on this line may not tie back to the relevant sources as some activity is attributable to property operations and is, therefore, presented in property net operating income.
(5)	Acquisitions consist of 501 West Church Street in Orlando, FL, purchased on February 23, 2018; 9320 Excelsior Boulevard in Hopkins, MN, purchased on October 25, 2018; 25 Burlington Mall Road in Burlington, MA, purchased on December 12, 2018; Galleria 100 and land in Atlanta, GA, purchased on May 6, 2019; and Galleria 400, Galleria 600 and land in Atlanta, GA, purchased on August 23, 2019.
(6)	Dispositions consist of a 14-property portfolio sold on January 4, 2018 (comprised of 2300 Cabot Drive in Lisle, IL; Windy Point I and II in Schaumburg, IL; Suwanee Gateway One and land in Suwanee, GA; 1200 Crown Colony Drive in Quincy, MA; Piedmont Pointe I and II in Bethesda, MD; 1075 West Entrance Drive and Auburn Hills Corporate Center in Auburn Hills, MI; 5601 Hiatus Road in Tamarac, FL; 2001 NW 64th Street in Ft. Lauderdale, FL; Desert Canyon 300 in Phoenix, AZ; 5301 Maryland Way in Brentwood, TN; and 2120 West End Avenue in Nashville, TN); 800 North Brand Boulevard in Glendale, CA, sold on November 29, 2018; One Independence Square in Washington, D.C., sold on February 28, 2019; The Dupree in Atlanta, GA, sold on September 4, 2019; and 500 West Monroe Street in Chicago, IL, sold on October 28, 2019.
(7)
Other investments consist of active out-of-service redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current and/or prior year reporting periods. Additional information on our land holdings can be found on page 37. The operating results from Two Pierce Place in Itasca, IL, are included in this line item.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Accrual Basis)
Unaudited (in thousands)

Same Store Net Operating Income (Accrual Basis)
Contributions from Strategic Operating Markets	Three Months Ended				Twelve Months Ended
	12/31/2019		12/31/2018		12/31/2019		12/31/2018
	$	%	$	%	$	%	$	%
New York (1)	$12,007	17.1	$9,774	14.6	$44,036	16.3	$40,622	15.4
Boston (2)	9,753	13.8	9,664	14.4	38,734	14.4	37,544	14.3
Washington, D.C. (3)	9,552	13.6	8,581	12.8	38,537	14.3	30,931	11.7
Atlanta (4)	8,507	12.1	9,136	13.7	35,896	13.3	36,719	13.9
Orlando (5)	8,343	11.8	8,855	13.2	32,642	12.1	32,652	12.4
Minneapolis (6)	7,672	10.9	7,542	11.3	30,307	11.2	29,418	11.2
Dallas (7)	7,804	11.1	6,951	10.4	29,549	10.9	29,361	11.2
Other (8)	6,761	9.6	6,413	9.6	20,245	7.5	26,143	9.9
Total	$70,399	100.0	$66,916	100.0	$269,946	100.0	$263,390	100.0

NOTE:	The Company has provided disaggregated financial data for informational purposes for readers; however, regardless of the presentation approach used, we continue to evaluate and utilize our consolidated financial results in making operating decisions, allocating resources, and assessing our performance.
(1)	The increase in New York Same Store Net Operating Income for the three months and the twelve months ended December 31, 2019 as compared to the same periods in 2018 was primarily due to increased rental income attributable to a lease renewal at a higher rental rate at 60 Broad Street in New York, NY. Contributing to the increase in New York Same Store Net Operating Income for the twelve months ended December 31, 2019 was the recognition of $0.6 million of lease termination income during the third quarter of 2019 at 60 Broad Street in New York, NY.
(2)	The increase in Boston Same Store Net Operating Income for the twelve months ended December 31, 2019 as compared to the same period in 2018 was primarily due to increased rental income resulting from the commencement of new leases at 5 & 15 Wayside Road in Burlington, MA.
(3)	The increase in Washington, D.C. Same Store Net Operating Income for the three months and the twelve months ended December 31, 2019 as compared to the same periods in 2018 was primarily due to increased rental income resulting from the commencement of new and expansion leases at Arlington Gateway and 3100 Clarendon Boulevard, both located in Arlington, VA, as well as at 1201 Eye Street in Washington, D.C. Contributing to the increase in Washington, D.C. Same Store Net Operating Income for the twelve months ended December 31, 2019 was the recognition of $1.4 million of lease termination income during the first quarter of 2019 at 400 Virginia Avenue in Washington, D.C.
(4)	The decrease in Atlanta Same Store Net Operating Income for the three months and the twelve months ended December 31, 2019 as compared to the same periods in 2018 was primarily due to decreased rental income attributable to reduced average occupancy in 2019 at 1155 Perimeter Center West in Atlanta, GA.
(5)	The decrease in Orlando Same Store Net Operating Income for the three months ended December 31, 2019 as compared to the same period in 2018 was primarily attributable to lease restructuring income recognized during the fourth quarter of 2018 at 200 South Orange Avenue in Orlando, FL.
(6)	The increase in Minneapolis Same Store Net Operating Income for the twelve months ended December 31, 2019 as compared to the same period in 2018 was primarily due to increased rental income resulting from the commencement of new and expansion leases at US Bancorp Center in Minneapolis, MN, and Crescent Ridge II in Minnetonka, MN.
(7)	The increase in Dallas Same Store Net Operating Income for the three months ended December 31, 2019 as compared to the same period in 2018 was primarily due to the recognition of approximately $0.6 million of lease termination income during the fourth quarter of 2019 at Las Colinas Corporate Center I in Irving, TX.
(8)	The decrease in Other Same Store Net Operating Income for the twelve months ended December 31, 2019 as compared to the same period in 2018 was primarily due to decreased rental income attributable to a rental rate rolldown, a lower leased percentage and an operating expense recovery abatement related to the lease renewal and expansion of the building's primary tenant in early 2019 at 1430 Enclave Parkway in Houston, TX.

Piedmont Office Realty Trust, Inc.
Capitalization Analysis
Unaudited (in thousands except for per share data)

	As of	As of
	December 31, 2019	December 31, 2018

Market Capitalization
Common stock price	$22.24	$17.04
Total shares outstanding	125,783	126,219
Equity market capitalization (1)	$2,797,423	$2,150,764
Total debt - principal amount outstanding (excludes premiums, discounts, and deferred financing costs)	$1,488,687	$1,694,706
Total market capitalization (1)	$4,286,110	$3,845,470
Total debt / Total market capitalization (1)	34.7%	44.1%
Ratios & Information for Debt Holders
Total gross assets (2)	$4,574,815	$4,686,423
Total debt / Total gross assets (2)	32.5%	36.2%
Average net debt to Core EBITDA (3)	5.4 x	5.8 x

(1)	Reflects common stock closing price, shares outstanding, and outstanding debt as of the end of the reporting period, as appropriate.
(2)	Total gross assets is defined as total assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets and accumulated amortization related to deferred lease costs.
(3)	For the purposes of this calculation, we annualize the Core EBITDA for the quarter and use the average daily balance of debt outstanding during the quarter, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the quarter.

Piedmont Office Realty Trust, Inc.
Debt Summary
As of December 31, 2019
Unaudited ($ in thousands)

Floating Rate & Fixed Rate Debt
Debt (1)	Principal Amount Outstanding		Weighted Average Stated Interest Rate (2)	Weighted Average Maturity

Floating Rate	$100,000	(3)	3.40%	63.0 months

Fixed Rate	1,388,687		3.79%	40.6 months

Total	$1,488,687		3.76%	42.1 months

Unsecured & Secured Debt
Debt (1)	Principal Amount Outstanding	Weighted Average Stated Interest Rate (2)	Weighted Average Maturity

Unsecured	$1,300,000	3.76%	44.0 months

Secured	188,687	3.79%	28.6 months

Total	$1,488,687	3.76%	42.1 months

Debt Maturities
Maturity Year	Secured Debt - Principal Amount Outstanding (1)	Unsecured Debt - Principal Amount Outstanding (1)	Weighted Average Stated Interest Rate (2)	Percentage of Total

2020	—	—	N/A	—%
2021	28,687	300,000	3.40%	22.1%
2022	160,000	—	3.48%	10.7%
2023	—	350,000	3.40%	23.5%
2024	—	400,000	4.45%	26.9%
2025 +	—	250,000	3.83%	16.8%

Total	$188,687	$1,300,000	3.76%	100.0%

(1)	All of Piedmont's outstanding debt as of December 31, 2019 was interest-only debt with the exception of the $28.7 million of outstanding debt associated with 5 Wall Street located in Burlington, MA.
(2)	Weighted average stated interest rate is calculated based upon the principal amounts outstanding.
(3)	The amount of floating rate debt represents the $100 million in principal amount of the $250 million unsecured term loan that remained unhedged as of December 31, 2019. The $500 million unsecured revolving credit facility had no outstanding balance as of December 31, 2019. The $250 million unsecured term loan that closed in 2018 has a stated variable rate. However, Piedmont entered into interest rate swap agreements to effectively fix the interest rate for a portion of the principal balance of the loan. The Company entered into $100 million in notional amount of seven-year interest rate swap agreements and $50 million in notional amount of two-year interest rate swap agreements, resulting in an effectively fixed interest rate a) on $150 million of the term loan at 4.11% through March 29, 2020 and b) on $100 million of the term loan at 4.21% from March 30, 2020 through the loan's maturity date of March 31, 2025, assuming no credit rating change for the Company. The amount of floating rate debt does not include Piedmont's $300 million unsecured term loan, which has a stated variable interest rate, because the interest rate has been effectively fixed through interest rate swap agreements. The $300 million unsecured term loan, therefore, is presented herein as a fixed rate loan. Additional details can be found on the following page.

Piedmont Office Realty Trust, Inc.
Debt Detail
Unaudited ($ in thousands)

Facility (1)	Property	Stated Rate		Maturity	Principal Amount Outstanding as of December 31, 2019

Secured
$35.0 Million Fixed-Rate Loan (2)	5 Wall Street	5.55%	(3)	9/1/2021	$28,687
$160.0 Million Fixed-Rate Loan	1901 Market Street	3.48%	(4)	7/5/2022	160,000
Subtotal / Weighted Average (5)		3.79%			$188,687

Unsecured
$300.0 Million Unsecured 2011 Term Loan	N/A	3.20%	(6)	11/30/2021	$300,000
$500.0 Million Unsecured Line of Credit (7)	N/A	—%	(8)	9/30/2022	—
$350.0 Million Unsecured Senior Notes	N/A	3.40%	(9)	6/1/2023	350,000
$400.0 Million Unsecured Senior Notes	N/A	4.45%	(10)	3/15/2024	400,000
$250.0 Million Unsecured Term Loan	N/A	3.83%	(11)	3/31/2025	250,000
Subtotal / Weighted Average (5)		3.76%			$1,300,000

Total Debt - Principal Amount Outstanding / Weighted Average Stated Rate (5)		3.76%			$1,488,687
GAAP Accounting Adjustments (12)					(7,283)
Total Debt - GAAP Amount Outstanding					$1,481,404

(1)	All of Piedmont’s outstanding debt as of December 31, 2019, was interest-only debt with the exception of the $28.7 million of outstanding debt associated with 5 Wall Street located in Burlington, MA.
(2)	The loan is amortizing based on a 25-year amortization schedule.
(3)	The loan has a stated interest rate of 5.55%; however, upon acquiring 5 Wall Street and assuming the loan, the Company marked the debt to its estimated fair value as of that time, resulting in an effective interest rate of 3.75%.
(4)	The stated interest rate on the $160 million fixed-rate loan is 3.48%. After the application of interest rate hedges, the effective cost of the financing is approximately 3.58%.
(5)	Weighted average is based on the principal amounts outstanding and interest rates at December 31, 2019.
(6)	The $300 million unsecured term loan that closed in 2011 has a stated variable rate; however, Piedmont entered into interest rate swap agreements which effectively fix the interest rate on this loan at 3.20% through January 15, 2020, assuming no credit rating change for the Company.
(7)	All of Piedmont’s outstanding debt as of December 31, 2019, was term debt with the exception of our unsecured revolving credit facility (which had no balance outstanding as of December 31, 2019). The $500 million unsecured revolving credit facility has an initial maturity date of September 30, 2022; however, there are two, six-month extension options available under the facility providing for a total extension of up to one year to September 29, 2023. The initial maturity date is presented on this schedule.
(8)	There was no balance outstanding under our unsecured revolving credit facility as of the end of the fourth quarter of 2019; therefore, no interest rate is presented. Had any draws been made under the $500 million unsecured revolving credit facility as of the end of the fourth quarter of 2019, the applicable interest rate for such draws would have been approximately 2.70%. Piedmont may select from multiple interest rate options with each draw under the facility, including the prime rate and various length LIBOR locks. The base interest rate associated with each LIBOR interest period selection is subject to an additional spread (0.90% as of December 31, 2019) based on Piedmont’s then current credit rating.
(9)	The $350 million unsecured senior notes were offered for sale at 99.601% of the principal amount. The resulting effective cost of the financing is approximately 3.45% before the consideration of transaction costs and proceeds from interest rate hedges. After the application of proceeds from interest rate hedges, the effective cost of the financing is approximately 3.43%.
(10)	The $400 million unsecured senior notes were offered for sale at 99.791% of the principal amount. The resulting effective cost of the financing is approximately 4.48% before the consideration of transaction costs and proceeds from interest rate hedges. After the application of proceeds from interest rate hedges, the effective cost of the financing is approximately 4.10%.
(11)	The $250 million unsecured term loan that closed in 2018 has a stated variable rate; however, Piedmont entered into $100 million in notional amount of seven-year interest rate swap agreements and $50 million in notional amount of two-year interest rate swap agreements, resulting in an effectively fixed interest rate a) on $150 million of the term loan at 4.11% through March 29, 2020 and b) on $100 million of the term loan at 4.21% from March 30, 2020 through the loan's maturity date of March 31, 2025, assuming no credit rating change for the Company. For the portion of the loan that continues to have a variable interest rate, Piedmont may select from multiple interest rate options, including the prime rate and various length LIBOR locks. The base interest rate associated with each LIBOR interest period selection is subject to an additional spread (1.60% as of December 31, 2019) based on Piedmont's then current credit rating.
(12)	The GAAP accounting adjustments relate to original issue discounts, third-party fees, and lender fees resulting from the procurement processes for our various debt facilities, along with debt fair value adjustments associated with the assumed 5 Wall Street debt. The original issue discounts and fees, along with the debt fair value adjustments, are amortized to interest expense over the contractual term of the related debt.

Piedmont Office Realty Trust, Inc.
Debt Covenant & Ratio Analysis (for Debt Holders)
As of December 31, 2019
Unaudited

		Three Months Ended
Bank Debt Covenant Compliance (1)	Required	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018

Maximum leverage ratio	0.60	0.31	0.37	0.34	0.32	0.34
Minimum fixed charge coverage ratio (2)	1.50	4.12	4.07	4.07	4.05	4.15
Maximum secured indebtedness ratio	0.40	0.04	0.04	0.04	0.04	0.04
Minimum unencumbered leverage ratio	1.60	3.39	2.74	3.02	3.28	3.06
Minimum unencumbered interest coverage ratio (3)	1.75	4.70	4.60	4.60	4.50	4.60

		Three Months Ended
Bond Covenant Compliance (4)	Required	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018

Total debt to total assets	60% or less	38.8%	46.3%	43.1%	41.6%	43.1%
Secured debt to total assets	40% or less	4.9%	4.6%	4.9%	5.0%	4.8%
Ratio of consolidated EBITDA to interest expense	1.50 or greater	4.80	4.73	4.77	4.76	4.90
Unencumbered assets to unsecured debt	150% or greater	273%	223%	242%	252%	242%

	Three Months Ended	Twelve Months Ended	Twelve Months Ended
Other Debt Coverage Ratios for Debt Holders	December 31, 2019	December 31, 2019	December 31, 2018

Average net debt to core EBITDA (5)	5.4 x	5.8 x	5.8 x
Fixed charge coverage ratio (6)	4.7 x	4.5 x	4.6 x
Interest coverage ratio (7)	4.8 x	4.5 x	4.6 x

(1)	Bank debt covenant compliance calculations relate to specific calculations detailed in the relevant credit agreements.
(2)	Defined as EBITDA for the trailing four quarters (including the Company's share of EBITDA from unconsolidated interests), excluding one-time or non-recurring gains or losses, less a $0.15 per square foot capital reserve, and excluding the impact of straight line rent leveling adjustments and amortization of intangibles divided by the Company's share of fixed charges, as more particularly described in the credit agreements. This definition of fixed charge coverage ratio as prescribed by our credit agreements is different from the fixed charge coverage ratio definition employed elsewhere within this report.
(3)	Defined as net operating income for the trailing four quarters for unencumbered assets (including the Company's share of net operating income from partially-owned entities and subsidiaries that are deemed to be unencumbered) less a $0.15 per square foot capital reserve divided by the Company's share of interest expense associated with unsecured financings only, as more particularly described in the credit agreements.
(4)	Bond covenant compliance calculations relate to specific calculations prescribed in the relevant debt agreements. Please refer to the Indenture dated May 9, 2013, and the Indenture and the Supplemental Indenture dated March 6, 2014, for detailed information about the calculations.
(5)	For the purposes of this calculation, we use the average daily balance of debt outstanding during the period, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.
(6)	Fixed charge coverage ratio is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends. The Company had no preferred dividends during the periods ended December 31, 2019 and December 31, 2018. The Company had capitalized interest of $502,646 for the three months ended December 31, 2019, $2,135,150 for the twelve months ended December 31, 2019 and $1,354,260 for the twelve months ended December 31, 2018. The Company had principal amortization of $345,948 for the three months ended December 31, 2019, $1,018,979 for the twelve months ended December 31, 2019 and $964,090 for the twelve months ended December 31, 2018.
(7)
Interest coverage ratio is calculated as Core EBITDA divided by the sum of interest expense and capitalized interest. The Company had capitalized interest of $502,646 for the three months ended December 31, 2019, $2,135,150 for the twelve months ended December 31, 2019 and $1,354,260 for the twelve months ended December 31, 2018.

Piedmont Office Realty Trust, Inc.
Tenant Diversification (1)
As of December 31, 2019
(in thousands except for number of properties)

Tenant	Credit Rating (2)	Number of Properties	Lease Expiration (3)	Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Leased Square Footage	Percentage of Leased Square Footage (%)
US Bancorp	A+ / A1	3	2023 / 2024	$26,108	5.3	787	5.4
State of New York	AA+ / Aa1	1	2024 / 2039	25,249	5.1	504	3.4
Independence Blue Cross	No Rating Available	1	2033	19,478	3.9	801	5.5
City of New York	AA / Aa1	1	2020	11,316	2.3	313	2.1
Transocean	CCC+ / B3	1	2036	9,622	1.9	301	2.1
Harvard University	AAA / Aaa	2	2032 / 2033	8,313	1.7	129	0.9
Raytheon	A+ / A3	2	2024	8,257	1.7	440	3.0
Schlumberger Technology	A+ / A1	1	2028	7,752	1.6	254	1.7
Gartner	BB / Ba2	2	2034	6,996	1.4	207	1.4
Nuance Communications	BB- / Ba3	1	2030	6,650	1.3	201	1.4
VMware, Inc.	BBB- / Baa2	1	2027	6,500	1.3	215	1.5
Epsilon Data Management / subsidiary of Publicis	BBB / Baa2	1	2026	6,342	1.3	222	1.5
First Data Corporation / subsidiary of Fiserv	BBB / Baa2	1	2027	6,259	1.3	195	1.3
WeWork	B- / NR	3	2035	5,940	1.2	173	1.2
CVS Caremark	BBB / Baa2	1	2022	5,888	1.2	208	1.4
International Food Policy Research Institute	No Rating Available	1	2029	5,735	1.1	102	0.7
Applied Predictive Technologies / subsidiary of MasterCard	A+ / A1	1	2028	5,615	1.1	125	0.9
Cargill	A / A2	1	2023	5,114	1.0	268	1.8
Salesforce.com	A / A3	1	2029	5,025	1.0	130	0.9
NCS Pearson, Inc.	BBB / Baa2	1	2027	4,809	1.0	147	1.0
Other			Various	309,229	62.3	8,911	60.9
Total				$496,197	100.0	14,633	100.0

(1)	This schedule presents all tenants contributing 1.0% or more to Annualized Lease Revenue.
(2)	Credit rating may reflect the credit rating of the parent or a guarantor. When available, both the Standard & Poor's credit rating and the Moody's credit rating are provided. The absence of a credit rating for a tenant is not an indication of the creditworthiness of the tenant; in most cases, the lack of a credit rating reflects that the tenant has not sought such a rating.
(3)	Unless otherwise indicated, Lease Expiration represents the expiration year of the majority of the square footage leased by the tenant.

Piedmont Office Realty Trust, Inc.
Tenant Diversification
As of December 31, 2019

Percentage of Annualized Leased Revenue (%)
December 31, 2019 as compared to December 31, 2018

Piedmont Office Realty Trust, Inc.
Tenant Credit Rating & Lease Distribution Information
As of December 31, 2019

Tenant Credit Rating (1)

Rating Level	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)

AAA / Aaa	$17,410	3.5
AA / Aa	45,772	9.2
A / A	94,486	19.1
BBB / Baa	46,754	9.4
BB / Ba	29,945	6.0
B / B	32,937	6.6
Below	1,753	0.4
Not rated (2)	227,140	45.8
Total	$496,197	100.0

Lease Distribution

Lease Size	Number of Leases	Percentage of Leases (%)	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)	Leased Square Footage (in thousands)	Percentage of Leased Square Footage (%)

2,500 or Less	299	34.4	$23,437	4.7	258	1.8
2,501 - 10,000	320	36.8	57,678	11.6	1,633	11.2
10,001 - 20,000	101	11.6	47,429	9.6	1,391	9.5
20,001 - 40,000	73	8.4	72,954	14.7	2,079	14.2
40,001 - 100,000	43	4.9	93,323	18.8	2,656	18.1
Greater than 100,000	34	3.9	201,376	40.6	6,616	45.2
Total	870	100.0	$496,197	100.0	14,633	100.0

(1)	Credit rating may reflect the credit rating of the parent or a guarantor. Where differences exist between the Standard & Poor's credit rating for a tenant and the Moody's credit rating for a tenant, the higher credit rating is selected for this analysis.
(2)	The classification of a tenant as "not rated" is not an indication of the creditworthiness of the tenant; in most cases, the lack of a credit rating reflects that the tenant has not sought such a rating. Included in this category are such tenants as Independence Blue Cross, Piper Jaffray, Brother International, and RaceTrac Petroleum.

Piedmont Office Realty Trust, Inc.
Leased Percentage Information
(in thousands)

	Three Months Ended			Three Months Ended
	December 31, 2019			December 31, 2018
	Leased Square Footage	Rentable Square Footage	Percent Leased (1)	Leased Square Footage	Rentable Square Footage	Percent Leased (1)
As of September 30, 20xx	15,633	17,015	91.9%	15,084	16,179	93.2%
Leases signed during the period	867			256
Less:
Lease renewals signed during period	(737)			(155)
New leases signed during period for currently occupied space	(34)			(36)
Leases expired during period and other	(132)	(2)		(68)	—
Subtotal	15,597	17,013	91.7%	15,081	16,179	93.2%
Acquisitions and properties placed in service during period (2)	—	—		523	556
Dispositions and properties taken out of service during period (2)	(964)	(967)		(476)	(527)
As of December 31, 20xx	14,633	16,046	91.2%	15,128	16,208	93.3%

	Twelve Months Ended			Twelve Months Ended
	December 31, 2019			December 31, 2018
	Leased Square Footage	Rentable Square Footage	Percent Leased (1)	Leased Square Footage	Rentable Square Footage	Percent Leased (1)
As of December 31, 20xx	15,128	16,208	93.3%	17,091	19,061	89.7%
Leases signed during period	2,747			1,634
Less:
Lease renewals signed during period	(2,030)			(769)
New leases signed during period for currently occupied space	(257)			(135)
Leases expired during period and other	(731)	(1)		(481)	7
Subtotal	14,857	16,207	91.7%	17,340	19,068	90.9%
Acquisitions and properties placed in service during period (2)	1,101	1,278		705	738
Dispositions and properties taken out of service during period (2)	(1,325)	(1,439)		(2,917)	(3,598)
As of December 31, 20xx	14,633	16,046	91.2%	15,128	16,208	93.3%

Same Store Analysis
Less acquisitions / dispositions after December 31, 2018 and developments / out-of-service redevelopments (2) (3)	(1,090)	(1,278)	85.3%	(1,400)	(1,439)	97.3%
Same Store Leased Percentage	13,543	14,768	91.7%	13,728	14,769	93.0%

(1)	Calculated as square footage associated with commenced leases as of period end with the addition of square footage associated with uncommenced leases for spaces vacant as of period end, divided by total rentable square footage as of period end, expressed as a percentage.
(2)	For additional information on acquisitions and dispositions completed during the last year and current developments and out-of-service redevelopments, please refer to pages 36 and 37, respectively.
(3)	Dispositions completed during the previous twelve months are deducted from the previous period data and acquisitions completed during the previous twelve months are deducted from the current period data. Redevelopments that commenced during the previous twelve months that were taken out of service are deducted from the previous period data and developments and redevelopments placed in service during the previous twelve months are deducted from the current period data.

Piedmont Office Realty Trust, Inc.
Rental Rate Roll Up / Roll Down Analysis (1)
(in thousands)

	Three Months Ended
	December 31, 2019
	Square Feet	% of Total Signed During Period	% of Rentable Square Footage	% Change Cash Rents (2)	% Change Accrual Rents (3) (4)

Leases executed for spaces vacant one year or less	723	83.4%	4.5%	7.4%	23.2%
Leases executed for spaces excluded from analysis (5)	144	16.6%

	Twelve Months Ended
	December 31, 2019
	Square Feet	% of Total Signed During Period	% of Rentable Square Footage	% Change Cash Rents (2)	% Change Accrual Rents (3) (4)

Leases executed for spaces vacant one year or less	1,607	70.8%	10.0%	9.8%	21.6%
Leases executed for spaces excluded from analysis (5)	664	29.2%

(1)	The populations analyzed for this analysis consist of consolidated leases executed during the relevant period with lease terms of greater than one year. Leases associated with storage spaces, management offices, and newly acquired assets for which there is less than one year of operating history are excluded from this analysis.
(2)	For the purposes of this analysis, the last twelve months of cash paying rents of the previous leases are compared to the first twelve months of cash paying rents of the new leases in order to calculate the percentage change.
(3)	For the purposes of this analysis, the accrual basis rents of the previous leases are compared to the accrual basis rents of the new leases in order to calculate the percentage change. For newly signed leases which have variations in accrual basis rents, whether because of known future expansions, contractions, lease expense recovery structure changes, or other similar reasons, the weighted average of such varying accrual basis rents is used for the purposes of this analysis.
(4)	For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon historical usage patterns of tenant improvement allowances by the Company's tenants.
(5)	Represents leases signed at our consolidated office assets that do not qualify for inclusion in the analysis, primarily because the spaces for which the new leases were signed had been vacant for more than one year.

Piedmont Office Realty Trust, Inc.
Lease Expiration Schedule
As of December 31, 2019
(in thousands)

Expiration Year	Annualized Lease Revenue (1)	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Vacant	$—	—	1,413	8.8
2020 (2)	43,811	8.8	1,397	8.7
2021 (3)	24,614	5.0	749	4.7
2022	40,523	8.2	1,286	8.0
2023	41,776	8.4	1,357	8.5
2024	67,209	13.5	2,367	14.7
2025	35,014	7.1	1,045	6.5
2026	27,585	5.6	841	5.2
2027	40,352	8.1	1,110	6.9
2028	34,419	6.9	976	6.1
2029	28,584	5.8	783	4.9
2030	15,204	3.1	412	2.6
2031	1,684	0.3	33	0.2
Thereafter	95,422	19.2	2,277	14.2
Total / Weighted Average	$496,197	100.0	16,046	100.0

Average Lease Term Remaining
12/31/2019	7.0 years
12/31/2018	6.6 years

(1)	Annualized rental income associated with each newly executed lease for currently occupied space is incorporated herein only at the expiration date for the current lease. Annualized rental income associated with each such new lease is removed from the expiry year of the current lease and added to the expiry year of the new lease. These adjustments effectively incorporate known roll ups and roll downs into the expiration schedule.
(2)	Includes leases with an expiration date of December 31, 2019, comprised of approximately 102,000 square feet and Annualized Lease Revenue of $3.1 million.
(3)	Leases and other revenue-producing agreements on a month-to-month basis, comprised of approximately 26,000 square feet and Annualized Lease Revenue of $1.1 million, are assigned a lease expiration date of a year and a day beyond the period end date.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Quarter
As of December 31, 2019
(in thousands)

	Q1 2020 (1)		Q2 2020		Q3 2020		Q4 2020
Location	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)

Atlanta	41	$1,265	45	$1,253	105	$3,031	68	$1,653
Boston	26	980	4	218	12	486	114	2,661
Dallas	37	1,018	30	642	103	2,918	46	1,443
Minneapolis	47	1,572	22	1,015	39	1,513	33	1,202
New York	—	5	438	13,975	46	1,720	13	557
Orlando	42	1,328	8	235	4	111	15	314
Washington, D.C.	12	578	—	—	12	503	35	465
Other	—	—	—	—	—	—	—	—
Total / Weighted Average (3)	205	$6,746	547	$17,338	321	$10,282	324	$8,295

(1)
Includes leases with an expiration date of December 31, 2019, comprised of approximately 102,000 square feet and expiring lease revenue of $3.3 million. No such adjustments are made to other periods presented.

(2)	Expiring Lease Revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)	Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on the previous page as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Year
As of December 31, 2019
(in thousands)

	12/31/2020 (1)		12/31/2021		12/31/2022		12/31/2023		12/31/2024
Location	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)
Atlanta	259	$7,201	270	$7,516	393	$11,639	163	$5,125	385	$11,341
Boston	156	4,346	117	2,982	149	6,857	112	4,457	483	11,258
Dallas	216	6,022	101	3,077	411	12,692	186	4,992	159	4,827
Minneapolis	141	5,302	78	2,817	75	2,564	702	19,456	521	17,763
New York	498	16,257	30	1,661	96	2,725	22	1,333	275	8,587
Orlando	68	1,987	40	1,256	140	4,447	95	2,929	382	8,325
Washington, D.C.	59	1,546	113	5,437	22	1,155	73	3,608	162	7,744
Other	—	—	—	—	—	2	4	65	—	5
Total / Weighted Average (3)	1,397	$42,661	749	$24,746	1,286	$42,081	1,357	$41,965	2,367	$69,850

(1)
Includes leases with an expiration date of December 31, 2019, comprised of approximately 102,000 square feet and expiring lease revenue of $3.3 million. No such adjustments are made to other periods presented.

(2)	Expiring Lease Revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)
Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on page 28 as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Capital Expenditures
For the quarter ended December 31, 2019
Unaudited (in thousands)

	For the Three Months Ended
	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018
Non-incremental
Building / construction / development	$6,726	$3,452	$1,004	$1,283	$2,041
Tenant improvements	10,327	5,692	6,869	1,346	10,154
Leasing costs	5,190	5,208	1,818	738	4,402
Total non-incremental	22,243	14,352	9,691	3,367	16,597
Incremental
Building / construction / development	7,722	10,147	7,453	7,536	8,122
Tenant improvements	27,952	5,096	1,625	4,865	8,053
Leasing costs	2,644	5,634	907	1,415	6,475
Total incremental	38,318	20,877	9,985	13,816	22,650
Total capital expenditures	$60,561	$35,229	$19,676	$17,183	$39,247

NOTE:	The information presented on this page is for all consolidated assets.

Piedmont Office Realty Trust, Inc.
Contractual Tenant Improvements and Leasing Commission

	Three Months Ended December 31, 2019		Twelve Months Ended December 31, 2019		For the Year Ended				2016 to 2019 (Weighted Average Total)
					2018		2017	2016
Renewal Leases
Square feet	735,442		2,032,452		735,969		1,198,603	880,289	4,847,313
Tenant improvements per square foot per year of lease term (1)	$4.95		$4.28		$4.15		$1.84	$1.35	$3.33
Leasing commissions per square foot per year of lease term	$1.70		$1.63		$1.69		$1.12	$1.05	$1.45
Total per square foot per year of lease term	$6.65	(2)	$5.91	(2)	$5.84	(3)	$2.96	$2.40	$4.78
New Leases
Square feet	130,752		697,880		864,113		855,069	1,065,630	3,482,692
Tenant improvements per square foot per year of lease term (1)	$2.96		$4.07		$4.58		$4.73	$5.01	$4.63
Leasing commissions per square foot per year of lease term	$1.51		$1.85		$1.73		$1.83	$1.86	$1.81
Total per square foot per year of lease term	$4.47		$5.92		$6.31	(3)	$6.56	$6.87	$6.44
Total
Square feet	866,194		2,730,332		1,600,082		2,053,672	1,945,919	8,330,005
Tenant improvements per square foot per year of lease term (1)	$4.83		$4.21		$4.46		$3.55	$3.70	$4.02
Leasing commissions per square foot per year of lease term	$1.69		$1.70		$1.72		$1.54	$1.57	$1.64
Total per square foot per year of lease term	$6.52		$5.91		$6.18	(3)	$5.09	$5.27	$5.66
Less Adjustment for Commitment Expirations (4)
Expired tenant improvements (not paid out) per square foot per year of lease term	-$0.04		-$0.05		-$0.54		-$0.44	-$0.16	-$0.27

Adjusted total per square foot per year of lease term	$6.48		$5.86		$5.64		$4.65	$5.11	$5.39

NOTE:	This information is presented for our consolidated office assets only and excludes activity associated with storage and license spaces.
(1)	For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon historical usage patterns of tenant improvement allowances by the Company's tenants.
(2)	During the twelve months ended December 31, 2019, we completed three large lease renewals with significant capital commitments: VMware at 1155 Perimeter Center West in Atlanta, GA, Siemens at Crescent Ridge II in Minnetonka, MN, and the State of New York at 60 Broad Street in New York, NY. If the costs associated with these leases were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for renewal leases completed during the twelve months ended December 31, 2019 would be $3.41. If the costs associated with the State of New York renewal were to be removed from the average committed capital cost calculation for the three months ended December 31, 2019, the average committed capital cost per square foot per year of lease term for renewal leases during that period would be $3.93.
(3)	During 2018, we completed two large leasing transactions in the Houston, TX market with large capital commitments: a 254,000 square foot lease renewal and expansion with Schlumberger Technology Corporation at 1430 Enclave Parkway and a 301,000 square foot, full-building lease with Transocean Offshore Deepwater Drilling at Enclave Place. If the costs associated with those leases were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for renewal leases, new leases and total leases completed during the twelve months ended December 31, 2018 would be $5.27, $6.02, and $5.70, respectively.
(4)	The Company has historically reported the maximum amount of capital to which it committed in leasing transactions as of the signing of the leases with no subsequent updates for variations and/or changes in tenants' uses of tenant improvement allowances. Many times, tenants do not fully use the allowances provided in their leases or let portions of their tenant improvement allowances expire. In an effort to provide additional clarity on the actual costs of completed leasing transactions, tenant improvement allowances that expired or became no longer available to tenants are disclosed in this section and are deducted from the capital commitments per square foot of leased space in the periods in which they expired in an effort to provide a better estimation of leasing transaction costs over time.

Piedmont Office Realty Trust, Inc.
Geographic Diversification
As of December 31, 2019
($ and square footage in thousands)

Location	Number of Properties	Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Leased Square Footage	Percent Leased (%)
Atlanta	9	$88,985	17.9	3,387	21.1	3,003	88.7
Minneapolis	6	67,637	13.6	2,104	13.1	2,044	97.1
New York	4	66,631	13.4	1,770	11.1	1,690	95.5
Washington, D.C.	6	65,865	13.3	1,619	10.1	1,268	78.3
Boston	10	60,083	12.1	1,882	11.7	1,779	94.5
Dallas	10	55,360	11.2	2,115	13.2	1,819	86.0
Orlando	6	54,712	11.0	1,754	10.9	1,669	95.2
Other	3	36,924	7.5	1,415	8.8	1,361	96.2
Total / Weighted Average	54	$496,197	100.0	16,046	100.0	14,633	91.2

Piedmont Office Realty Trust, Inc.
Geographic Diversification by Location Type
As of December 31, 2019
(square footage in thousands)

		CBD / URBAN INFILL				SUBURBAN				TOTAL
Location	State	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Atlanta	GA	9	17.9	3,387	21.1	—	—	—	—	9	17.9	3,387	21.1
Minneapolis	MN	1	7.1	937	5.8	5	6.5	1,167	7.3	6	13.6	2,104	13.1
New York	NY, NJ	1	9.2	1,031	6.5	3	4.2	739	4.6	4	13.4	1,770	11.1
Washington, D.C.	DC, VA	6	13.3	1,619	10.1	—	—	—	—	6	13.3	1,619	10.1
Boston	MA	2	2.7	174	1.1	8	9.4	1,708	10.6	10	12.1	1,882	11.7
Dallas	TX	2	2.7	440	2.7	8	8.5	1,675	10.5	10	11.2	2,115	13.2
Orlando	FL	4	9.2	1,445	9.0	2	1.8	309	1.9	6	11.0	1,754	10.9
Other		1	4.0	801	5.0	2	3.5	614	3.8	3	7.5	1,415	8.8
Total / Weighted Average		26	66.1	9,834	61.3	28	33.9	6,212	38.7	54	100.0	16,046	100.0

Piedmont Office Realty Trust, Inc.
Industry Diversification
As of December 31, 2019
($ and square footage in thousands)

				Percentage of
	Number of	Percentage of Total	Annualized Lease	Annualized Lease	Leased Square	Percentage of Leased
Industry	Tenants	Tenants (%)	Revenue	Revenue (%)	Footage	Square Footage (%)
Business Services	88	12.5	$73,126	14.7	2,197	15.0
Engineering, Accounting, Research, Management & Related Services	98	14.0	47,054	9.5	1,332	9.1
Governmental Entity	6	0.9	40,924	8.2	896	6.1
Depository Institutions	18	2.6	36,172	7.3	1,048	7.2
Insurance Carriers	19	2.7	28,077	5.7	1,076	7.4
Legal Services	63	9.0	26,391	5.3	789	5.4
Real Estate	35	5.0	23,548	4.7	680	4.6
Security & Commodity Brokers, Dealers, Exchanges & Services	50	7.1	18,167	3.7	558	3.8
Oil and Gas Extraction	3	0.4	17,485	3.5	558	3.8
Communications	45	6.4	14,800	3.0	422	2.9
Measuring, Analyzing, And Controlling Instruments; Medical and Other Goods	7	1.0	13,535	2.7	621	4.2
Holding and Other Investment Offices	25	3.6	12,598	2.5	365	2.5
Automotive Repair, Services & Parking	5	0.7	11,843	2.4	4	—
Health Services	25	3.6	11,511	2.3	327	2.2
Educational Services	6	0.9	11,216	2.3	207	1.4
Other	209	29.6	109,750	22.2	3,553	24.4
Total	702	100.0	$496,197	100.0	14,633	100.0

NOTE:	The Company's coworking sector exposure is presented within the Real Estate industry line above. As of December 31, 2019, coworking contributes approximately 2.6% to Annualized Lease Revenue.

Piedmont Office Realty Trust, Inc.
Property Investment Activity
As of December 31, 2019
($ and square footage in thousands)

Acquisitions Over Previous Eighteen Months

Property	Market / Submarket	Acquisition Date	Percent Ownership (%)	Year Built	Purchase Price	Rentable Square Footage	Percent Leased at Acquisition (%)
9320 Excelsior Boulevard	Minneapolis / West-Southwest	10/25/2018	100	2010	$48,665	268	100
25 Burlington Mall Road	Boston / Route 128 North	12/12/2018	100	1987	74,023	288	89
Galleria 100	Atlanta / Northwest	5/6/2019	100	1982	91,624	414	91
Galleria Land	Atlanta / Northwest	5/6/2019	100	NA	3,500	NA	NA
Galleria 400	Atlanta / Northwest	8/23/2019	100	1999	116,633	430	94
Galleria 600	Atlanta / Northwest	8/23/2019	100	2002	95,769	434	73
Galleria Land	Atlanta / Northwest	8/23/2019	100	NA	18,800	NA	NA
Total / Weighted Average					$449,014	1,834	89

Dispositions Over Previous Eighteen Months

Property	Market / Submarket	Disposition Date	Percent Ownership (%)	Year Built	Sale Price	Rentable Square Footage	Percent Leased at Disposition (%)
800 North Brand Boulevard	Los Angeles / Tri-Cities	11/29/2018	100	1990	$160,000	527	90
One Independence Square	Washington, DC / Southwest	2/28/2019	100	1991	170,000	334	94
The Dupree	Atlanta / Northwest	9/4/2019	100	1997	12,650	138	35
500 West Monroe Street	Chicago / West Loop	10/28/2019	100	1991	412,000	967	100
Total / Weighted Average					$754,650	1,966	92

Piedmont Office Realty Trust, Inc.
Other Investments
As of December 31, 2019
($ and square footage in thousands)

Developable Land Parcels

Property	Market / Submarket	Adjacent Piedmont Property	Acres	Real Estate Book Value
Gavitello	Atlanta / Buckhead	The Medici	2.0	$2,656
Glenridge Highlands Three	Atlanta / Central Perimeter	Glenridge Highlands One and Two	3.0	2,003
Galleria	Atlanta / Northwest	Galleria 100, 200, 300, 400 and 600	11.7	22,293
State Highway 161	Dallas / Las Colinas	Las Colinas Corporate Center I and II, 161 Corporate Center	4.5	3,320
Royal Lane	Dallas / Las Colinas	6011, 6021 and 6031 Connection Drive	10.6	2,834
John Carpenter Freeway	Dallas / Las Colinas	750 West John Carpenter Freeway	3.5	1,000
TownPark	Orlando / Lake Mary	400 and 500 TownPark	18.9	6,589
Total			54.2	$40,695

Redevelopment - Lease-Up

Property	Market / Submarket	Adjacent Piedmont Property	Construction Type	Actual or Targeted Completion Date	Percent Leased (%)	Square Feet
Two Pierce Place	Chicago / Northwest	Not Applicable	Redevelopment	Q4 2018	42	487

Piedmont Office Realty Trust, Inc.
Supplemental Definitions

Included below are definitions of various terms used throughout this supplemental report, including definitions of certain non-GAAP financial measures and the reasons why the Company’s management believes these measures provide useful information to investors about the Company’s financial condition and results of operations. Reconciliations of any non-GAAP financial measures defined below are included beginning on page 40.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs (that are not capitalized) and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

Annualized Lease Revenue ("ALR"): ALR is calculated by multiplying (i) rental payments (defined as base rent plus operating expense reimbursements, if payable by the tenant on a monthly basis under the terms of a lease that has been executed, but excluding a) rental abatements and b) rental payments related to executed but not commenced leases for space that was covered by an existing lease), by (ii) 12. In instances in which contractual rents or operating expense reimbursements are collected on an annual, semi-annual, or quarterly basis, such amounts are multiplied by a factor of 1, 2, or 4, respectively, to calculate the annualized figure. For leases that have been executed but not commenced relating to un-leased space, ALR is calculated by multiplying (i) the monthly base rental payment (excluding abatements) plus any operating expense reimbursements for the initial month of the lease term, by (ii) 12. Unless stated otherwise, this measure excludes revenues associated with development properties and properties taken out of service for redevelopment, if any.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses (that are not capitalized) and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

EBITDA: EBITDA is defined as net income before interest, taxes, depreciation and amortization.
EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for unconsolidated partnerships and joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Gross Assets: Gross Assets is defined as total assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets and accumulated amortization related to deferred lease costs.

Gross Real Estate Assets: Gross Real Estate Assets is defined as total real estate assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets.
Incremental Capital Expenditures: Incremental Capital Expenditures are defined as capital expenditures of a non-recurring nature that incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives ("Leasing Costs") incurred to lease space that was vacant at acquisition, Leasing Costs for spaces vacant for greater than one year, Leasing Costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building, renovations that change the underlying classification of a building, and deferred building maintenance capital identified at and completed shortly after acquisition are included in this measure.

Non-Incremental Capital Expenditures: Non-Incremental Capital Expenditures are defined as capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. We exclude first generation tenant improvements and leasing commissions from this measure, in addition to other capital expenditures that qualify as Incremental Capital Expenditures, as defined above.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.

Same Store Properties: Same Store Properties is defined as those properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store Properties excludes land assets.

Piedmont Office Realty Trust, Inc.
Research Coverage

Equity Research Coverage

Daniel Ismail	Anthony Paolone, CFA	David Rodgers, CFA
Green Street Advisors	JP Morgan	Robert W. Baird & Co.
660 Newport Center Drive, Suite 800	383 Madison Avenue	200 Public Square
Newport Beach, CA 92660	32nd Floor	Suite 1650
Phone: (949) 640-8780	New York, NY 10179	Cleveland, OH 44139
	Phone: (212) 622-6682	Phone: (216) 737-7341

John W. Guinee, III	Michael Lewis, CFA
Stifel, Nicolaus & Company	SunTrust Robinson Humphrey
One South Street	711 Fifth Avenue, 4th Floor
16th Floor	New York, NY 10022
Baltimore, MD 21202	Phone: (212) 319-5659
Phone: (443) 224-1307

Fixed Income Research Coverage

Mark S. Streeter, CFA
JP Morgan
383 Madison Avenue
3rd Floor
New York, NY 10179
Phone: (212) 834-5086

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations, and Adjusted Funds From Operations Reconciliations
Unaudited (in thousands)

	Three Months Ended					Twelve Months Ended
	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018	12/31/2019	12/31/2018

GAAP net income applicable to common stock	$162,478	$8,422	$8,153	$50,208	$45,410	$229,261	$130,296
Depreciation (1) (2)	25,765	26,909	26,128	26,309	26,582	105,111	107,113
Amortization (1)	20,988	19,491	18,446	17,685	16,462	76,610	63,235
Impairment loss (1)	7,000	1,953	—	—	—	8,953	—
Loss / (gain) on sale of properties (1)	(157,640)	(32)	(1,451)	(37,887)	(30,505)	(197,010)	(75,691)
NAREIT funds from operations applicable to common stock	58,591	56,743	51,276	56,315	57,949	222,925	224,953
Adjustments:
Retirement and separation expenses associated with senior management transition	—	—	3,175	—	—	3,175	—
Loss / (gain) on extinguishment of debt	—	—	—	—	—	—	1,680
Core funds from operations applicable to common stock	58,591	56,743	54,451	56,315	57,949	226,100	226,633
Adjustments:
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on senior notes	527	526	525	523	522	2,101	2,083
Depreciation of non real estate assets	238	214	212	208	255	872	813
Straight-line effects of lease revenue (1)	(2,974)	(1,531)	(3,223)	(2,683)	(2,491)	(10,411)	(13,980)
Stock-based compensation adjustments	3,081	(3,015)	2,184	2,780	3,066	5,030	7,528
Amortization of lease-related intangibles (1)	(2,314)	(1,923)	(2,088)	(1,998)	(1,979)	(8,323)	(7,615)
Non-incremental capital expenditures	(22,243)	(14,352)	(9,691)	(3,367)	(16,597)	(49,653)	(44,004)
Adjusted funds from operations applicable to common stock	$34,906	$36,662	$42,370	$51,778	$40,725	$165,716	$171,458

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	Excludes depreciation of non real estate assets.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended					Twelve Months Ended
	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018	12/31/2019	12/31/2018

Net income attributable to Piedmont	$162,478	$8,422	$8,153	$50,208	$45,410	$229,261	$130,296
Net income / (loss) attributable to noncontrolling interest	(2)	(3)	(1)	1	(1)	(5)	(5)
Interest expense	14,844	16,145	15,112	15,493	15,729	61,594	61,023
Depreciation	26,003	27,124	26,340	26,518	26,837	105,985	107,927
Amortization	20,988	19,491	18,446	17,685	16,462	76,610	63,235
Impairment loss	7,000	1,953	—	—	—	8,953	—
Loss / (gain) on sale of properties	(157,640)	(32)	(1,451)	(37,887)	(30,505)	(197,010)	(75,691)
EBITDAre	73,671	73,100	66,599	72,018	73,932	285,388	286,785
Retirement and separation expenses associated with senior management transition	—	—	3,175	—	—	3,175	—
(Gain) / loss on extinguishment of debt	—	—	—	—	—	—	1,680
Core EBITDA	73,671	73,100	69,774	72,018	73,932	288,563	288,465
General & administrative expenses	8,159	7,950	9,244	9,368	8,226	34,720	29,713
Management fee revenue	(292)	(203)	(201)	(1,822)	(181)	(2,518)	(712)
Other (income) / expense	(64)	(47)	(56)	(62)	57	(228)	(418)
Straight-line effects of lease revenue	(2,974)	(1,531)	(3,223)	(2,683)	(2,491)	(10,411)	(13,980)
Amortization of lease-related intangibles	(2,314)	(1,923)	(2,088)	(1,998)	(1,979)	(8,323)	(7,615)
Property net operating income (cash basis)	76,186	77,346	73,450	74,821	77,564	301,803	295,453
Deduct net operating (income) / loss from:
Acquisitions	(7,357)	(5,546)	(3,964)	(3,101)	(1,675)	(19,968)	(2,713)
Dispositions	(1,930)	(6,937)	(7,551)	(10,089)	(14,098)	(26,507)	(50,794)
Other investments	(23)	(896)	(246)	(38)	(8)	(1,204)	(1,465)
Same store net operating income (cash basis)	$66,876	$63,967	$61,689	$61,593	$61,783	$254,124	$240,481

Piedmont Office Realty Trust, Inc.
Property Detail - In-Service Portfolio (1)
As of December 31, 2019
(in thousands)

Property	City	State	Percent Ownership	Year Built / Major Refurbishment	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (2)	Annualized Lease Revenue

Atlanta
Glenridge Highlands One	Atlanta	GA	100.0%	1998	288	96.2%	95.1%	95.1%	$8,606
Glenridge Highlands Two	Atlanta	GA	100.0%	2000	424	98.3%	97.2%	97.2%	13,403
1155 Perimeter Center West	Atlanta	GA	100.0%	2000	377	79.8%	60.7%	60.7%	9,214
Galleria 100	Atlanta	GA	100.0%	1982	414	89.1%	89.1%	87.7%	10,456
Galleria 200	Atlanta	GA	100.0%	1984	432	80.6%	80.6%	76.9%	10,093
Galleria 300	Atlanta	GA	100.0%	1987	432	97.9%	97.9%	97.2%	12,051
Galleria 400	Atlanta	GA	100.0%	1999	430	94.4%	94.4%	93.3%	11,642
Galleria 600	Atlanta	GA	100.0%	2002	434	72.6%	71.9%	71.9%	8,689
The Medici	Atlanta	GA	100.0%	2008	156	94.2%	94.2%	94.2%	4,831
Metropolitan Area Subtotal / Weighted Average					3,387	88.7%	86.2%	85.3%	88,985
Boston
1414 Massachusetts Avenue	Cambridge	MA	100.0%	1873 / 1956	78	100.0%	100.0%	100.0%	5,288
One Brattle Square	Cambridge	MA	100.0%	1991	96	99.0%	99.0%	99.0%	7,954
One Wayside Road	Burlington	MA	100.0%	1997	201	100.0%	100.0%	100.0%	6,654
5 & 15 Wayside Road	Burlington	MA	100.0%	1999 & 2001	272	91.5%	91.5%	91.5%	9,541
5 Wall Street	Burlington	MA	100.0%	2008	182	100.0%	100.0%	100.0%	7,043
25 Burlington Mall Road	Burlington	MA	100.0%	1987	288	78.1%	78.1%	78.1%	8,529
225 Presidential Way	Woburn	MA	100.0%	2001	202	100.0%	100.0%	100.0%	3,805
235 Presidential Way	Woburn	MA	100.0%	2000	238	100.0%	100.0%	100.0%	4,453
80 Central Street	Boxborough	MA	100.0%	1988	150	89.3%	89.3%	85.3%	2,776
90 Central Street	Boxborough	MA	100.0%	2001	175	100.0%	100.0%	100.0%	4,040
Metropolitan Area Subtotal / Weighted Average					1,882	94.5%	94.5%	94.2%	60,083
Dallas
161 Corporate Center	Irving	TX	100.0%	1998	105	92.4%	92.4%	89.5%	2,497
750 West John Carpenter Freeway	Irving	TX	100.0%	1999	316	91.5%	87.7%	87.7%	7,846
6011 Connection Drive	Irving	TX	100.0%	1999	152	100.0%	100.0%	100.0%	5,158
6021 Connection Drive	Irving	TX	100.0%	2000	222	100.0%	100.0%	100.0%	6,347
6031 Connection Drive	Irving	TX	100.0%	1999	233	51.5%	27.9%	27.0%	3,904
6565 North MacArthur Boulevard	Irving	TX	100.0%	1998	260	83.8%	83.8%	78.1%	6,090
Las Colinas Corporate Center I	Irving	TX	100.0%	1998	159	95.0%	95.0%	95.0%	4,322
Las Colinas Corporate Center II	Irving	TX	100.0%	1998	228	83.3%	83.3%	83.3%	5,570
One Lincoln Park	Dallas	TX	100.0%	1999	262	87.0%	86.3%	82.8%	7,483
Park Place on Turtle Creek	Dallas	TX	100.0%	1986	178	85.4%	85.4%	80.9%	6,143
Metropolitan Area Subtotal / Weighted Average					2,115	86.0%	82.7%	81.0%	55,360

Property	City	State	Percent Ownership	Year Built / Major Refurbishment	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (2)	Annualized Lease Revenue
Minneapolis
US Bancorp Center	Minneapolis	MN	100.0%	2000	937	98.3%	98.3%	97.5%	35,116
Crescent Ridge II	Minnetonka	MN	100.0%	2000	301	96.7%	96.7%	96.7%	9,495
Norman Pointe I	Bloomington	MN	100.0%	2000	214	85.0%	70.6%	69.6%	5,833
9320 Excelsior Boulevard	Hopkins	MN	100.0%	2010	268	100.0%	100.0%	100.0%	5,114
One Meridian Crossings	Richfield	MN	100.0%	1997	195	100.0%	100.0%	100.0%	6,208
Two Meridian Crossings	Richfield	MN	100.0%	1998	189	98.9%	98.9%	98.9%	5,871
Metropolitan Area Subtotal / Weighted Average					2,104	97.1%	95.7%	95.2%	67,637
New York
60 Broad Street	New York	NY	100.0%	1962	1,031	95.0%	91.1%	91.1%	45,762
200 Bridgewater Crossing	Bridgewater	NJ	100.0%	2002	309	90.9%	90.9%	90.9%	8,646
400 Bridgewater Crossing	Bridgewater	NJ	100.0%	2002	305	100.0%	100.0%	79.7%	9,572
600 Corporate Drive	Lebanon	NJ	100.0%	2005	125	100.0%	100.0%	100.0%	2,651
Metropolitan Area Subtotal / Weighted Average					1,770	95.5%	93.2%	89.7%	66,631
Orlando
400 TownPark	Lake Mary	FL	100.0%	2008	175	97.7%	97.7%	97.7%	4,769
500 TownPark	Lake Mary	FL	100.0%	2016	134	100.0%	100.0%	100.0%	4,150
200 South Orange Avenue	Orlando	FL	100.0%	1988	646	91.6%	80.7%	79.6%	22,360
501 West Church Street	Orlando	FL	100.0%	2003	182	100.0%	100.0%	100.0%	1,741
CNL Center I	Orlando	FL	99.0%	1999	347	92.8%	90.2%	81.6%	11,720
CNL Center II	Orlando	FL	99.0%	2006	270	99.3%	99.3%	99.3%	9,972
Metropolitan Area Subtotal / Weighted Average					1,754	95.2%	90.6%	88.5%	54,712
Washington, D.C.
400 Virginia Avenue	Washington	DC	100.0%	1985	225	70.7%	62.7%	62.7%	7,733
1201 Eye Street	Washington	DC	98.6% (3)	2001	271	51.3%	51.3%	48.3%	8,749
1225 Eye Street	Washington	DC	98.1% (3)	1986	225	92.9%	92.9%	90.7%	11,173
3100 Clarendon Boulevard	Arlington	VA	100.0%	1987 / 2015	261	66.3%	66.3%	62.1%	8,715
4250 North Fairfax Drive	Arlington	VA	100.0%	1998	308	96.8%	92.9%	92.9%	14,980
Arlington Gateway	Arlington	VA	100.0%	2005	329	88.1%	83.6%	66.6%	14,515
Metropolitan Area Subtotal / Weighted Average					1,619	78.3%	75.5%	70.6%	65,865
Other
1430 Enclave Parkway	Houston	TX	100.0%	1994	313	82.7%	82.7%	82.7%	7,819
Enclave Place	Houston	TX	100.0%	2015	301	100.0%	100.0%	—%	9,627
1901 Market Street	Philadelphia	PA	100.0%	1987 / 2014	801	100.0%	100.0%	100.0%	19,478
Subtotal/Weighted Average					1,415	96.2%	96.2%	74.9%	36,924

Grand Total					16,046	91.2%	89.0%	85.5%	$496,197

NOTE:	The Company has provided disaggregated financial and operational data for informational purposes for readers; however, regardless of the presentation approach used, we continue to evaluate and utilize our consolidated financial results in making operating decisions, allocating resources, and assessing our performance.
(1)	This schedule includes information for Piedmont's in-service portfolio of properties only. Information on investments excluded from this schedule can be found on page 37.
(2)	Economic leased percentage excludes the square footage associated with executed but not commenced leases for currently vacant spaces and the square footage associated with tenants receiving rental abatements (after proportional adjustments for tenants receiving only partial rental abatements).
(3)	Although Piedmont owns 98.6% of 1201 Eye Street and 98.1% of 1225 Eye Street, it is entitled to 100% of the cash flows for each asset pursuant to the terms of each property ownership entity's joint venture agreement.

Piedmont Office Realty Trust, Inc.
Supplemental Operating & Financial Data
Risks, Uncertainties and Limitations

Certain statements contained in this supplemental package constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” "estimate," “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this supplemental package include our estimated Core FFO and Core FFO per diluted share for calendar year 2020, expected future capital expenditures, and potential future acquisition and disposition activity.
The following are some of the factors that could cause our actual results and expectations to differ materially from those described in our forward-looking statements: economic, regulatory, socio-economic and/or technology changes (including accounting standards) that impact the real estate market generally or that could affect the patterns of use of commercial office space; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; lease terminations, lease defaults or changes in the financial condition of our tenants, particularly by one of our large lead tenants; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and the specific markets in which we primarily operate where we have high concentrations of our annualized lease revenue; the illiquidity of real estate investments, including regulatory restrictions to which REITs are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with the acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against us or any of our tenants; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill resulting therefrom; availability of financing and our lending banks' ability to honor existing line of credit commitments; costs of complying with governmental laws and regulations; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; changes in the method pursuant to which the LIBOR rates are determined and the potential phasing out of LIBOR after 2021; significant price and volume fluctuations in the public markets, including on the exchange on which we list our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants, including an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; any change in the financial condition of any of our large lead tenants; changes in the financial condition of our tenants directly or indirectly resulting from geopolitical developments that could negatively affect international trade, including the United Kingdom's referendum to withdraw from the European Union, the termination or threatened termination of existing international trade agreements, or the implementation of tariffs or retaliatory tariffs on imported or exported goods; the effect of any litigation to which we are, or may become, subject; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986; the future effectiveness of our internal controls and procedures; and other factors detailed in our most recent Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this supplemental report. We cannot guarantee the accuracy of any such forward-looking statements contained in this supplemental report, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.